Exhibit 99.2

HESS MIDSTREAM LP

SUPPLEMENTAL CONSOLIDATED COMBINED FINANCIAL STATEMENTS

For the Three and Nine Months Ended September 30, 2019 and 2018

TABLE OF CONTENTS

Page
Number

Supplemental Consolidated Combined Balance Sheets as of September 30, 2019 (unaudited), and December 31, 2018	2
Unaudited Supplemental Consolidated Combined Statements of Operations for the Three and Nine Months Ended September 30, 2019 and 2018	3
Unaudited Supplemental Consolidated Combined Statements of Comprehensive Income for the Three and Nine Months Ended September 30, 2019 and 2018	4
Unaudited Supplemental Consolidated Combined Statements of Changes in Partners’ Capital for the Three and Nine Months Ended September 30, 2019 and 2018	5
Unaudited Supplemental Consolidated Combined Statements of Cash Flows for the Nine Months Ended September 30, 2019 and 2018	7
Notes to Unaudited Supplemental Consolidated Combined Financial Statements	8
Management's Discussion and Analysis of Financial Condition and Results of Operations	29

HESS MIDSTREAM LP

SUPPLEMENTAL CONSOLIDATED COMBINED BALANCE SHEETS

	September 30, 2019 (1)	December 31, 2018 (1)
(in millions, except unit amounts)	(unaudited)
Assets
Cash and cash equivalents	$7.1	$109.3
Accounts receivable—affiliate:
From contracts with customers	75.8	67.3
Other receivables	0.1	0.5
Other current assets	7.7	3.3
Total current assets	90.7	180.4
Equity investments	104.9	67.3
Property, plant and equipment, net	2,937.8	2,735.3
Long-term receivable—affiliate	1.2	1.3
Other noncurrent assets	6.0	6.9
Total assets	$3,140.6	$2,991.2
Liabilities
Accounts payable—trade	$22.8	$18.6
Accounts payable—affiliate	44.5	15.8
Accrued liabilities	69.3	85.6
Current maturities of long-term debt	15.0	11.3
Other current liabilities	6.6	6.8
Total current liabilities	158.2	138.1
Long-term debt	1,136.6	969.8
Other noncurrent liabilities	14.6	7.2
Total liabilities	1,309.4	1,115.1
Partners' capital
Common unitholders—public (17,062,655 and 17,014,377 units issued and outstanding as of September 30, 2019 and December 31, 2018)	354.2	357.1
Common unitholders—affiliate (10,282,654 units issued and outstanding as of September 30, 2019 and December 31, 2018)	37.5	39.5
Subordinated unitholders—affiliate (27,279,654 units issued and outstanding as of September 30, 2019 and December 31, 2018)	99.2	105.3
General partner	15.5	14.9
Total Hess Midstream Partners LP partners' capital	506.4	516.8
Noncontrolling interest	2,350.6	2,194.1
Accumulated other comprehensive income	0.6	1.2
Net parent investment	(1,026.4)	(836.0)
Total partners' capital	1,831.2	1,876.1
Total liabilities and partners' capital	$3,140.6	$2,991.2

(1) The financial information presented in this report has been retrospectively adjusted for the acquisition of Hess Infrastructure Partners LP.

See accompanying notes to unaudited supplemental consolidated combined financial statements.

HESS MIDSTREAM LP

SUPPLEMENTAL CONSOLIDATED COMBINED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019 (1)	2018 (1)	2019 (1)	2018 (1)
(in millions)
Revenues
Affiliate services	$214.9	$183.6	$594.5	$526.2
Other income	-	0.2	0.3	0.6
Total revenues	214.9	183.8	594.8	526.8
Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	71.9	50.2	184.1	137.9
Depreciation expense	36.0	31.5	105.0	93.5
General and administrative expenses	7.7	3.1	19.4	9.3
Total costs and expenses	115.6	84.8	308.5	240.7
Income from operations	99.3	99.0	286.3	286.1
Earnings from equity investments	0.5	-	0.5	-
Interest expense, net	12.4	12.9	44.2	40.1
Gain on sale of property, plant and equipment	-	-	-	0.6
Net income	87.4	86.1	242.6	246.6
Less: Net income (loss) attributable to net parent investment	(13.0)	(10.7)	(44.0)	(33.8)
Less: Net income attributable to noncontrolling interest	81.3	78.0	232.6	226.8
Net income attributable to Hess Midstream Partners LP	19.1	18.8	54.0	53.6
Less: General partner's interest in net income attributable to Hess Midstream Partners LP	1.3	0.5	3.1	1.2
Limited partners' interest in net income attributable to Hess Midstream Partners LP	$17.8	$18.3	$50.9	$52.4

Net income attributable to Hess Midstream Partners LP per limited partner unit (basic and diluted):
Common	$0.33	$0.34	$0.93	$0.96
Subordinated	$0.33	$0.34	$0.93	$0.96
Weighted average limited partners units outstanding:
Basic:
Common	27.3	27.3	27.3	27.3
Subordinated	27.3	27.3	27.3	27.3
Diluted:
Common	27.5	27.4	27.5	27.4
Subordinated	27.3	27.3	27.3	27.3

(1) The financial information presented in this report has been retrospectively adjusted for the acquisition of Hess Infrastructure Partners LP.

See accompanying notes to unaudited supplemental consolidated combined financial statements.

HESS MIDSTREAM LP

SUPPLEMENTAL CONSOLIDATED COMBINED STATEMENTS OF COMPREHENSIVE INCOME

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019 (1)	2018 (1)	2019 (1)	2018 (1)
(in millions)
Net income	$87.4	$86.1	$242.6	$246.6
Effect of hedge (gains) losses reclassified to income	(0.2)	(0.1)	(0.6)	(0.2)
Total other comprehensive income (loss)	(0.2)	(0.1)	(0.6)	(0.2)

Comprehensive income	87.2	86.0	242.0	246.4
Less: Comprehensive income attributable to net parent investment	(13.2)	(10.8)	(44.6)	(34.0)
Less: Comprehensive income attributable to noncontrolling interest	81.3	78.0	232.6	226.8
Comprehensive income attributable to Hess Midstream Partners LP	$19.1	$18.8	$54.0	$53.6

(1) The financial information presented in this report has been retrospectively adjusted for the acquisition of Hess Infrastructure Partners LP.

See accompanying notes to unaudited supplemental consolidated combined financial statements.

HESS MIDSTREAM LP

SUPPLEMENTAL CONSOLIDATED COMBINED STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL

(UNAUDITED)

	Partners' Capital
	Limited Partners					Accumulated
	Common	Common	Subordinated		Non-	Other	Net
	Unitholders	Unitholders	Unitholders	General	Controlling	Comprehensive	Parent
	Public	Affiliate	Affiliate	Partner	Interest	Income	Investment(1)	Total (1)
(in millions)
Balance, December 31, 2018	$357.1	$39.5	$105.3	$14.9	$2,194.1	$1.2	$(836.0)	$1,876.1
Net income	5.3	3.4	8.6	0.8	77.2	-	(14.5)	80.8
Unit-based compensation	0.3	-	-	-	-	-	-	0.3
Distributions to unitholders	(6.3)	(3.8)	(10.1)	-	-		-	(20.2)
Distributions to general partner	-	-	-	(0.6)	-		0.6	-
Distributions to noncontrolling interest	-	-	-	-	(57.1)	-	57.1	-
Contributions from noncontrolling interest	-	-	-	-	55.5		(55.5)
Other comprehensive income (loss)	-	-			-	(0.2)	-	(0.2)
Acquisition of Hess Water Services	-	-			-	-	(225.0)	(225.0)
Balance, March 31, 2019	$356.4	$39.1	$103.8	$15.1	$2,269.7	$1.0	$(1,073.3)	$1,711.8
Net income	4.9	3.0	7.9	1.0	74.1	-	(16.5)	74.4
Unit-based compensation	0.3	-	-	-	-	-	-	0.3
Distributions to unitholders	(6.5)	(4.0)	(10.5)	-	-	-	-	(21.0)
Distributions to general partner	-	-	-	(0.8)	-	-	0.8	-
Distributions to noncontrolling interest	-	-	-	-	(49.0)	-	49.0	-
Contributions from noncontrolling interest	-	-	-	-	12.8	-	(12.8)	-
Other comprehensive income (loss)	-	-	-	-	-	(0.2)	-	(0.2)
Balance, June 30, 2019	$355.1	$38.1	$101.2	$15.3	$2,307.6	$0.8	$(1,052.8)	$1,765.3
Net income	5.5	3.4	8.9	1.3	81.3	-	(13.0)	87.4
Unit-based compensation	0.5	-	-	-	-	-	-	0.5
Distributions to unitholders	(6.9)	(4.0)	(10.9)	-	-	-	-	(21.8)
Distributions to general partner	-	-	-	(1.1)	-	-	1.1	-
Distributions to noncontrolling interest	-	-	-	-	(46.3)	-	46.3	-
Contributions from noncontrolling interest	-	-	-	-	8.0	-	(8.0)	-
Other comprehensive income (loss)	-	-	-	-	-	(0.2)	-	(0.2)
Balance, September 30, 2019	$354.2	$37.5	$99.2	$15.5	$2,350.6	$0.6	$(1,026.4)	$1,831.2

(1) The financial information presented in this report has been retrospectively adjusted for the acquisition of Hess Infrastructure Partners LP.

See accompanying notes to unaudited supplemental consolidated combined financial statements.

HESS MIDSTREAM LP

SUPPLEMENTAL CONSOLIDATED COMBINED STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL

(UNAUDITED)

	Partners' Capital
	Limited Partners					Accumulated
	Common	Common	Subordinated		Non-	Other	Net
	Unitholders	Unitholders	Unitholders	General	Controlling	Comprehensive	Parent
	Public	Affiliate	Affiliate	Partner	Interest	Income	Investment(1)	Total (1)
(in millions)
Balance, December 31, 2017	$357.7	$40.5	$107.8	$14.8	$2,034.5	$1.6	$(604.6)	$1,952.3
Net income	5.2	3.2	8.3	0.3	72.0	-	(11.3)	77.7
Unit-based compensation	0.1	-	-	-	-	-	-	0.1
Distributions to unitholders	(5.4)	(3.3)	(8.8)	-	-	-	-	(17.5)
Distributions to general partner	-	-	-	(0.4)	-	-	0.4	-
Distributions to noncontrolling interest	-	-	-	-	(61.7)	-	61.7	-
Contributions from noncontrolling interest	-	-	-	-	20.6	-	(20.6)	-
Other contributions from (distributions to) parent, net	-	-	-	-	-	-	(1.9)	(1.9)
Balance, March 31, 2018	$357.6	$40.4	$107.3	$14.7	$2,065.4	$1.6	$(576.3)	$2,010.7
Net income	5.4	3.3	8.7	0.4	76.8	-	(11.8)	82.8
Unit-based compensation	0.3	-	-	-	-	-	-	0.3
Distributions to unitholders	(5.7)	(3.4)	(9.1)	-	-	-	-	(18.2)
Distributions to general partner	-	-	-	(0.4)	-	-	0.4	-
Distributions to noncontrolling interest	-	-	-	-	(41.5)	-	41.5	-
Contributions from noncontrolling interest	-	-	-	-	14.6	-	(14.6)	-
Other comprehensive income (loss)	-	-	-	-	-	(0.1)	-	(0.1)
Other contributions from (distributions to) parent, net	-	-	-	-	-	-	(0.3)	(0.3)
Balance, June 30, 2018	$357.6	$40.3	$106.9	$14.7	$2,115.3	$1.5	$(561.1)	$2,075.2
Net income	5.7	3.4	9.2	0.5	78.0	-	(10.7)	86.1
Unit-based compensation	0.3	-	-	-	-	-	-	0.3
Distributions to unitholders	(6.0)	(3.5)	(9.5)	-	-	-	-	(19.0)
Distributions to general partner	-	-	-	(0.3)			0.3	-
Distributions to noncontrolling interest	-	-	-	-	(46.0)	-	46.0	-
Contributions from noncontrolling interest	-	-	-	-	21.0	-	(21.0)	-
Other comprehensive income (loss)	-	-	-	-	-	(0.1)	-	(0.1)
Other contributions from (distributions to) parent, net	-	-	-	-	-	-	(0.6)	(0.6)
Balance, September 30, 2018	$357.6	$40.2	$106.6	$14.9	$2,168.3	$1.4	$(547.1)	$2,141.9

(1) The financial information presented in this report has been retrospectively adjusted for the acquisition of Hess Infrastructure Partners LP.

See accompanying notes to unaudited supplemental consolidated combined financial statements.

HESS MIDSTREAM LP

SUPPLEMENTAL CONSOLIDATED COMBINED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended September 30,
	2019 (1)	2018 (1)
(in millions)
Cash flows from operating activities
Net income	$242.6	$246.6
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation expense	105.0	93.5
(Gain) loss on sale of property, plant and equipment	-	(0.6)
(Gain) loss on interest rate swaps	(0.6)	(0.2)
Earnings from equity investments	(0.5)	-
(Increase) decrease in capitalized interest	(4.1)	-
Amortization of deferred financing costs	3.8	3.6
Unit-based compensation	1.1	0.7
Changes in assets and liabilities:
Accounts receivable—affiliate	(7.6)	(10.3)
Other current and noncurrent assets	(4.7)	(0.9)
Accounts payable—trade	3.7	-
Accounts payable—affiliate	(1.5)	(3.4)
Accrued liabilities	-	5.6
Other current and noncurrent liabilities	(2.8)	(2.2)
Net cash provided by (used in) operating activities	334.4	332.4
Cash flows from investing activities
Payments for equity investments	(33.0)	(67.3)
Acquisitions from Hess	(68.9)	-
Acquisitions from third parties, net of cash acquired	(89.2)	-
Proceeds from sale of property, plant and equipment	-	1.6
Additions to property, plant and equipment	(194.9)	(168.9)
Net cash provided by (used in) investing activities	(386.0)	(234.6)
Cash flows from financing activities
Proceeds from (repayments of) bank borrowings—revolver	176.0	-
Repayments of bank borrowings—term loan	(7.5)	-
Capital distributions to Hess associated with acquisitions	(156.1)	-
Financing costs	-	(1.0)
Distributions to HESM unitholders	(63.0)	(54.7)
Other contributions from (distributions to) partners	-	(2.8)
Net cash provided by (used in) financing activities	(50.6)	(58.5)
Net increase (decrease) in cash and cash equivalents	(102.2)	39.3
Cash and cash equivalents at beginning of period	109.3	355.7
Cash and cash equivalents at end of period	$7.1	$395.0

(1) The financial information presented in this report has been retrospectively adjusted for the acquisition of Hess Infrastructure Partners LP.

See accompanying notes to unaudited supplemental consolidated combined financial statements.

HESS MIDSTREAM LP

NOTES TO SUPPLEMENTAL CONSOLIDATED COMBINED FINANCIAL STATEMENTS (UNAUDITED)

The financial information presented has been retrospectively adjusted for the acquisition of Hess Infrastructure Partners LP.

Note 1.  Description of Business

Hess Midstream Partners LP (the “Partnership” or “HESM”) is a fee‑based, growth-oriented traditional master limited partnership formed by Hess Infrastructure Partners LP (“Hess Infrastructure Partners” or “HIP”), a midstream joint venture with a 50% ownership interest held by affiliates of Hess Corporation (collectively “Hess”) and a 50% ownership interest held by GIP II Blue Holding Partnership LP (“GIP”), to own, operate, develop and acquire a diverse set of midstream assets to provide services to Hess and third‑party customers.

On April 10, 2017, the Partnership completed an initial public offering (“IPO”) of 16,997,000 common units, representing 30.5% limited partner interests for net proceeds of approximately $365.5 million, after deducting the underwriters’ discounts and structuring fees of $25.4 million. In connection with the IPO, Hess Infrastructure Partners contributed to the Partnership a 20% controlling economic interest in each of (i) Hess North Dakota Pipelines Operations LP (“Gathering Opco”), which owns crude oil and natural gas gathering pipelines and compressor stations in North Dakota; (ii) Hess TGP Operations LP (“HTGP Opco”), which owns the Tioga Gas Plant (“TGP”), a natural gas processing and fractionation plant, including a residue gas pipeline in North Dakota; and (iii) Hess North Dakota Export Logistics Operations LP (“Logistics Opco”), which owns a crude oil and natural gas liquids (“NGL”) rail loading facility, crude oil rail cars and crude oil pipeline and truck receipt terminal in North Dakota; and a 100% economic interest in Hess Mentor Storage Holdings LLC (“Mentor Holdings”), which owns a propane storage cavern and related rail and truck loading and unloading and storage terminal in Minnesota, (collectively the “Joint Interest Assets”).

On January 25, 2018, we entered into a 50/50 joint venture with Targa Resources Corp. (“Targa”) to construct a new 200 million standard cubic feet per day gas processing plant called Little Missouri 4 (“LM4”). LM4 was placed in service in the third quarter of 2019. Targa is the operator of the plant.

On March 1, 2019, Hess Infrastructure Partners acquired Hess’s existing Bakken water services business (“Hess Water Services”). See Note 3, Acquisitions.

On March 22, 2019, we acquired the crude oil, gas and water gathering assets of Summit Midstream Partners’ Tioga Gathering System. See Note 3, Acquisitions.

On December 16, 2019 the Partnership completed a restructuring transaction (the “Restructuring Transaction”), pursuant to which the Partnership acquired all of the partnership interests of Hess Infrastructure Partners from Hess and GIP, including HIP’s retained 80% economic interest in the Joint Interest Assets, its produced water gathering and disposal business and all of the HESM incentive distribution rights. The acquisition of Hess Infrastructure Partners resulted in HESM’s ownership, directly or indirectly, of 100% of the Joint Interest Assets and 100% of Hess Water Services and was accounted for as an acquisition of a business under common control. Accordingly, our supplemental consolidated combined financial statements prior to the acquisition date of December 16, 2019 were retrospectively recast to include the financial results of Hess Infrastructure Partners. See Note 3, Acquisitions.

Our assets and operations are organized into the following three segments: (1) gathering, (2) processing and storage and (3) terminaling and export (see Note 13, Segments).

The terms “we,” “our” and “us” as used in the footnotes refer to the Partnership unless the context suggests otherwise. These terms are used for convenience only and are not intended as a precise description of any separate legal entity within the Partnership.

Note 2.  Basis of Presentation

Presentation. The supplemental consolidated combined financial statements included in this report reflect all normal and recurring adjustments which, in the opinion of management, are necessary for a fair presentation of our supplemental consolidated combined financial position at September 30, 2019 and December 31, 2018, the supplemental consolidated combined results of operations for the three and nine months ended September 30, 2019 and 2018, and supplemental consolidated combined cash flows for the nine months ended September 30, 2019 and 2018. The unaudited results of operations for the interim periods reported are not necessarily indicative of the results to be expected for the full year.

The supplemental consolidated combined financial statements were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim reporting. Accordingly, certain notes or other financial information that are normally required by U.S. GAAP have been condensed or omitted from these interim supplemental consolidated combined financial statements. These statements, therefore, should be read in conjunction with the Partnership’s annual audited supplemental consolidated combined financial statements and related notes for the year ended December 31, 2018.

HESS MIDSTREAM LP

NOTES TO SUPPLEMENTAL CONSOLIDATED COMBINED FINANCIAL STATEMENTS (UNAUDITED)

The acquisition of Hess Infrastructure Partners from Hess and GIP was accounted for as an acquisition of a business under common control. Accordingly, our consolidated financial statements prior to the acquisition date of December 16, 2019 were retrospectively recast to include the financial results of Hess Infrastructure Partners.

Consolidation.  Prior to the Restructuring Transaction on December 16, 2019 that resulted in our indirect ownership of 100% interest in the Joint Interest Assets, we consolidated the activities of Gathering Opco, HTGP Opco and Logistics Opco, which qualified as variable interest entities (“VIE”) under U.S. GAAP. We concluded that we were the primary beneficiary of each VIE, as defined in the accounting standards, since we had the power through our general partner interests to direct those activities that most significantly impact the economic performance of the Joint Interest Assets and had a right to receive benefits and an obligation to absorb losses that could potentially be significant. All financial statement activities associated with VIEs are captured within gathering, processing and storage, and terminaling and export segments (see Note 13, Segments). We reflected a noncontrolling interest representing the 80% retained limited partner interest owned by Hess Infrastructure Partners in the Joint Interest Assets in the supplemental consolidated combined financial statements of the Partnership. Subsequent to the Restructuring Transaction, HESM continues to consolidate Gathering Opco, HTGP Opco, Mentor Holdings and Hess Water Services based on our 100% ownership and control of these entities. All intercompany transactions and balances within the Partnership have been eliminated.

Common Control Transactions. Assets and businesses acquired from Hess and its subsidiaries are accounted for as common control transactions whereby the net assets acquired are combined with net assets of the Partnership at Hess’s historical carrying value. If any recognized consideration transferred in such a transaction exceeds the carrying value of the net assets acquired, the excess is treated as a capital distribution to Hess, similar to a dividend. To the extent that such transactions require prior periods to be retrospectively adjusted, historical net equity amounts prior to the transaction date are reflected in “Net Parent Investment.” Cash consideration up to the carrying value of net assets acquired is presented as an investing activity in our supplemental consolidated combined statement of cash flows. Cash consideration in excess of the carrying value of net assets acquired is presented as a financing activity in our supplemental consolidated combined statement of cash flows.

Equity Investments. We account for our investment in LM4 under the equity method of accounting, as we do not control, but have a significant influence over, its operations. Through September 30, 2019, we contributed $100.3 million of cash for our gross interest in LM4 and capitalized $4.1 million of interest expense associated with our investment in LM4. Difference in the basis of the investment and the underlying net asset value of the equity investee is amortized into net income over the remaining useful lives of the underlying assets. Earnings from equity investments represent our proportionate share of net income generated by the equity investee.

Net Parent Investment. Net parent investment represents Hess Infrastructure Partners’ historical activity as well as Hess’s historical investment in Hess Water Services prior to its acquisition by Hess Infrastructure Partners, the accumulated net operating results through the date when we obtained control of Hess Infrastructure Partners, and the net effect of transactions between Hess Infrastructure Partners and its sponsors, Hess and GIP, and between Hess and Hess Water Services. Retrospectively adjusted financial information from prior to the acquisition of Hess Infrastructure Partners is included in Net parent investment.

Income Taxes. Prior to the Restructuring Transaction on December 16, 2019 (see Note 15, Subsequent Events), we were not a separate taxable entity for U.S. Federal and state income tax purposes; therefore, we did not provide for income tax benefit or expense. Each partner was subject to income taxes on its share of the Partnership’s earnings.

On March 1, 2019, Hess Infrastructure Partners acquired Hess Water Services (see Note 3, Acquisitions). For the periods prior to March 1, 2019, Hess Water Services was included in the consolidated income tax returns of Hess. The provision for Hess Water Services’ income taxes and income tax assets and liabilities were determined as if it were a standalone taxpayer for all periods presented. Deferred income taxes are determined using the liability method and reflect temporary differences between the financial statement carrying amount and income tax basis of assets and liabilities recorded using the statutory income tax rate. Regular assessments are made of the likelihood of those deferred tax assets being realized. If it is more likely than not that some or all of the deferred tax assets will not be realized, a valuation allowance is recorded to reduce the deferred tax assets to the amount expected to be realized. For the period from March 1, 2019 through the Restructuring Transaction date of December 16, 2019, Hess Water Services was not taxable itself and was not part of a separate taxable entity; therefore, no income tax provision was recognized.

Subsequent to the Restructuring Transaction on December 16, 2019, Hess Midstream LP, which is taxed as a corporation for U.S. federal and state income tax purposes, became a partial owner of HESM. Hess Midstream LP will provide income tax expense or benefit on its allocable share of HESM income or loss for periods subsequent to the Restructuring Transaction.

HESS MIDSTREAM LP

NOTES TO SUPPLEMENTAL CONSOLIDATED COMBINED FINANCIAL STATEMENTS (UNAUDITED)

Summary of Significant Accounting Policies

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2016-02, Leases, as a new Accounting Standards Codification (“ASC”) Topic, ASC 842. We adopted ASC 842 on January 1, 2019 using the modified retrospective method. Accordingly, comparative financial statements for periods prior to the adoption date of ASC 842 were not affected. In addition, we have elected to apply the ‘package’ of practical expedients allowing us to avoid reassessing whether existing contracts are (or contain) leases, whether the lease classification for existing leases would differ under ASC 842, and whether initial direct costs incurred for existing leases are capitalizable under ASC 842. Finally, we have elected to apply the practical expedient allowing us to avoid reassessing land easements that were not previously accounted for as leases under ASC 840. We have not elected the ‘hindsight’ practical expedient when determining lease term. As a result, no cumulative effect adjustment to Partners’ capital was recognized.

Leases. We determine if an arrangement is a lease at inception. Operating lease right-of-use assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease right-of-use assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of our leases do not provide an implicit rate, we use our incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The operating lease right-of-use asset includes any initial direct costs and excludes lease incentives received. The lease term used in measurement of our lease obligations may include periods covered by an option to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term. The Partnership has elected not to recognize lease assets and lease liabilities for leases with a term of 12 months or less for all classes of underlying assets. Our lease agreements may include lease and non-lease components, which are generally accounted for separately.

As of September 30, 2019, we had $0.8 million of operating lease right-of-use assets included within other noncurrent assets on our supplemental consolidated combined balance sheet. Operating lease liabilities were $0.2 million and $0.6 million included within other current liabilities and other noncurrent liabilities, respectively, on our supplemental consolidated combined balance sheet. As of September 30, 2019, we did not have any finance leases.

Note 3.  Acquisitions

Tioga System Acquisition

On March 22, 2019, we acquired 100% of the membership interest in Tioga Midstream Partners LLC from Summit Midstream Partners, LP that owns oil, gas, and water gathering assets (the “Tioga System Acquisition”). The transaction was accounted for as an asset acquisition. The Tioga System, located in Williams County in western North Dakota, is complementary to our infrastructure, and is currently delivering volumes into our gathering system.

We paid $89.2 million in cash at closing, net of cash acquired, and recognized a contingent liability for additional potential payments of $10 million in future periods subject to certain performance metrics. We funded the purchase price through a combination of cash on hand and borrowings under our revolving credit facility.

The acquired Tioga System is included in our gathering segment (see Note 13, Segments).

Hess Water Services Acquisition

On March 1, 2019, Hess Infrastructure Partners acquired 100% of the membership interest in Hess Water Services Holdings LLC that owns Hess’s existing Bakken water services business for $225.0 million in cash. Hess Infrastructure Partners funded the purchase price through a combination of cash on hand and borrowings under its revolving credit facility. In connection with the Hess Water Services acquisition, Hess Infrastructure Partners acquired the following:

(in millions)
Property, plant and equipment, net	$70.8
Working capital	(1.2)
Asset retirement obligations	(0.7)
Net assets acquired	$68.9

The transaction was accounted for as an acquisition of a business between entities under common control, and therefore, the related acquired assets and liabilities were transferred at Hess’s historical carrying value. We recognized $156.1 million of consideration in excess of the book value of net assets acquired as a capital distribution to Hess.

HESS MIDSTREAM LP

NOTES TO SUPPLEMENTAL CONSOLIDATED COMBINED FINANCIAL STATEMENTS (UNAUDITED)

Hess Water Services is included in our gathering segment (see Note 13, Segments).

Hess Infrastructure Partners LP Acquisition

On December 16, 2019, the Partnership completed the Restructuring Transaction, pursuant to which the Partnership acquired all of the partnership interests of Hess Infrastructure Partners from Hess and GIP, including HIP’s retained 80% economic interest in the Joint Interest Assets, its produced water gathering and disposal business and all of the HESM incentive distribution rights. The acquisition of Hess Infrastructure Partners resulted in HESM’s ownership of 100% of the Joint Interest Assets and 100% of Hess Water Services and was accounted for as an acquisition of a business under common control. Accordingly, our consolidated financial statements prior to the acquisition date of December 16, 2019 were retrospectively recast to include the financial results of Hess Infrastructure Partners. Hess Infrastructure Partners previously consolidated the results of HESM; therefore, the recast of HESM’s previously reported financial information did not result in any changes in segment information, other than inclusion of Hess Water Services in the gathering segment.

Retrospective Adjusted Information Tables

The following tables present our financial position, results of operations and cash flows giving effect to the acquisition of Hess Infrastructure Partners. The results of Hess Infrastructure Partners prior to the effective date of the acquisition are included in “Acquisition of HIP” and the consolidated combined results are included in “Consolidated Combined” within the tables below. HESM, as previously reported, did not have any items of other comprehensive income during the periods presented.

HESS MIDSTREAM LP

NOTES TO SUPPLEMENTAL CONSOLIDATED COMBINED FINANCIAL STATEMENTS (UNAUDITED)

Supplemental Consolidated Combined Balance Sheet

	September 30, 2019
	HESM as Previously Reported	Acquisition of HIP	Consolidated Combined
(in millions)
Assets
Cash and cash equivalents	$3.5	$3.6	$7.1
Accounts receivable—affiliate:
From contracts with customers	68.2	7.6	75.8
Other receivables	0.1	-	0.1
Other current assets	7.4	0.3	7.7
Total current assets	79.2	11.5	90.7
Equity Investments	100.8	4.1	104.9
Property, plant and equipment, net	2,823.1	114.7	2,937.8
Long-term receivable—affiliate	-	1.2	1.2
Other noncurrent assets	2.2	3.8	6.0
Total assets	$3,005.3	$135.3	$3,140.6
Liabilities
Accounts payable—trade	$17.7	$5.1	$22.8
Accounts payable—affiliate	47.6	(3.1)	44.5
Accrued liabilities	54.5	14.8	69.3
Current maturities of long-term debt	-	15.0	15.0
Other current liabilities	6.6	-	6.6
Total current liabilities	126.4	31.8	158.2
Long-term debt	11.0	1,125.6	1,136.6
Other noncurrent liabilities	10.9	3.7	14.6
Total liabilities	148.3	1,161.1	1,309.4
Partners' capital
Common unitholders—public (17,062,655 units issued and outstanding as of September 30, 2019)	354.2	-	354.2
Common unitholders—affiliate (10,282,654 units issued and outstanding as of September 30, 2019)	37.5	-	37.5
Subordinated unitholders—affiliate (27,279,654 units issued and outstanding as of September 30, 2019)	99.2	-	99.2
General partner	15.5	-	15.5
Total Hess Midstream Partners LP partners' capital	506.4	-	506.4
Noncontrolling interest	2,350.6	-	2,350.6
Accumulated other comprehensive income	-	0.6	0.6
Net parent investment	-	(1,026.4)	(1,026.4)
Total partners' capital	2,857.0	(1,025.8)	1,831.2
Total liabilities and partners' capital	$3,005.3	$135.3	$3,140.6

HESS MIDSTREAM LP

NOTES TO SUPPLEMENTAL CONSOLIDATED COMBINED FINANCIAL STATEMENTS (UNAUDITED)

	December 31, 2018
	HESM as Previously Reported	Acquisition of HIP	Consolidated Combined
(in millions)
Assets
Cash and cash equivalents	$20.3	$89.0	$109.3
Accounts receivable—affiliate:
From contracts with customers	62.2	5.1	67.3
Other receivables	0.8	(0.3)	0.5
Other current assets	2.8	0.5	3.3
Total current assets	86.1	94.3	180.4
Equity Investments	67.3	-	67.3
Property, plant and equipment, net	2,664.1	71.2	2,735.3
Long-term receivable—affiliate	-	1.3	1.3
Other noncurrent assets	2.2	4.7	6.9
Total assets	$2,819.7	$171.5	$2,991.2
Liabilities
Accounts payable—trade	$15.3	$3.3	$18.6
Accounts payable—affiliate	15.8	-	15.8
Accrued liabilities	64.5	21.1	85.6
Current maturities of long-term debt	-	11.3	11.3
Other current liabilities	6.8	-	6.8
Total current liabilities	102.4	35.7	138.1
Long-term debt	-	969.8	969.8
Other noncurrent liabilities	6.4	0.8	7.2
Total liabilities	108.8	1,006.3	1,115.1
Partners' capital
Common unitholders—public (17,014,377 units issued and outstanding as of December 31, 2018)	357.1	-	357.1
Common unitholders—affiliate (10,282,654 units issued and outstanding as of December 31, 2018)	39.5	-	39.5
Subordinated unitholders—affiliate (27,279,654 units issued and outstanding as of December 31, 2018)	105.3	-	105.3
General partner	14.9	-	14.9
Total Hess Midstream Partners LP partners' capital	516.8	-	516.8
Noncontrolling interest	2,194.1	-	2,194.1
Accumulated other comprehensive income	-	1.2	1.2
Net parent investment	-	(836.0)	(836.0)
Total partners' capital	2,710.9	(834.8)	1,876.1
Total liabilities and partners' capital	$2,819.7	$171.5	$2,991.2

HESS MIDSTREAM LP

NOTES TO SUPPLEMENTAL CONSOLIDATED COMBINED FINANCIAL STATEMENTS (UNAUDITED)

Supplemental Consolidated Combined Statements of Operations

	Three Months Ended September 30, 2019
	HESM as Previously Reported	Acquisition of HIP	Consolidated Combined
(in millions, except per unit amounts)

Affiliate services	$195.4	$19.5	$214.9
Other income	-	-	-
Total revenues and other income	195.4	19.5	214.9
Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	56.5	15.4	71.9
Depreciation expense	34.5	1.5	36.0
General and administrative expenses	3.9	3.8	7.7
Total costs and expenses	94.9	20.7	115.6
Income from operations	100.5	(1.2)	99.3
Earnings from equity investments	0.5	-	0.5
Interest expense, net	0.6	11.8	12.4
Net income	100.4	(13.0)	87.4
Less: Net income (loss) attributable to net parent investment	-	(13.0)	(13.0)
Less: Net income attributable to noncontrolling interest	81.3	-	81.3
Net income attributable to Hess Midstream Partners LP	$19.1	$-	$19.1
Less: General partner's interest in net income attributable to Hess Midstream Partners LP	1.3	-	1.3
Limited partners' interest in net income attributable to Hess Midstream Partners LP	$17.8	$-	$17.8

Net income attributable to Hess Midstream Partners LP per limited partner unit (basic and diluted):
Common	$0.33	$-	$0.33
Subordinated	$0.33	$-	$0.33
Weighted average limited partners units outstanding:
Basic:
Common	27.3	-	27.3
Subordinated	27.3	-	27.3
Diluted:
Common	27.5	-	27.5
Subordinated	27.3	-	27.3

HESS MIDSTREAM LP

NOTES TO SUPPLEMENTAL CONSOLIDATED COMBINED FINANCIAL STATEMENTS (UNAUDITED)

	Nine Months Ended September 30, 2019
	HESM as Previously Reported	Acquisition of HIP	Consolidated Combined
(in millions, except per unit amounts)
Revenues and other income
Affiliate services	$542.1	$52.4	$594.5
Other income	0.3	-	0.3
Total revenues and other income	542.4	52.4	594.8
Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	142.0	42.1	184.1
Depreciation expense	101.1	3.9	105.0
General and administrative expenses	11.6	7.8	19.4
Total costs and expenses	254.7	53.8	308.5
Income from operations	287.7	(1.4)	286.3
Earnings from equity investments	0.5	-	0.5
Interest expense, net	1.6	42.6	44.2
Net income	286.6	(44.0)	242.6
Less: Net income (loss) attributable to net parent investment	-	(44.0)	(44.0)
Less: Net income attributable to noncontrolling interest	232.6	-	232.6
Net income attributable to Hess Midstream Partners LP	$54.0	$-	$54.0
Less: General partner's interest in net income attributable to Hess Midstream Partners LP	3.1	-	3.1
Limited partners' interest in net income attributable to Hess Midstream Partners LP	$50.9	$-	$50.9

Net income attributable to Hess Midstream Partners LP per limited partner unit (basic and diluted):
Common	$0.93	$-	$0.93
Subordinated	$0.93	$-	$0.93
Weighted average limited partners units outstanding:
Basic:
Common	27.3	-	27.3
Subordinated	27.3	-	27.3
Diluted:
Common	27.5	-	27.5
Subordinated	27.3	-	27.3

HESS MIDSTREAM LP

NOTES TO SUPPLEMENTAL CONSOLIDATED COMBINED FINANCIAL STATEMENTS (UNAUDITED)

	Three Months Ended September 30, 2018
	HESM as Previously Reported	Acquisition of HIP	Consolidated Combined
(in millions, except per unit amounts)

Revenues and other income
Affiliate services	$169.3	$14.3	$183.6
Other income	0.2	-	0.2
Total revenues and other income	169.5	14.3	183.8
Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	39.4	10.8	50.2
Depreciation expense	30.6	0.9	31.5
General and administrative expenses	2.4	0.7	3.1
Total costs and expenses	72.4	12.4	84.8
Income from operations	97.1	1.9	99.0
Interest expense, net	0.3	12.6	12.9
Net income	96.8	(10.7)	86.1
Less: Net income (loss) attributable to net parent investment	-	(10.7)	(10.7)
Less: Net income attributable to noncontrolling interest	78.0	-	78.0
Net income attributable to Hess Midstream Partners LP	$18.8	$-	$18.8
Less: General partner's interest in net income attributable to Hess Midstream Partners LP	0.5	-	0.5
Limited partners' interest in net income attributable to Hess Midstream Partners LP	$18.3	$-	$18.3

Net income attributable to Hess Midstream Partners LP per limited partner unit (basic and diluted):
Common	$0.34	$-	$0.34
Subordinated	$0.34	$-	$0.34
Weighted average limited partners units outstanding:
Basic:
Common	27.3	-	27.3
Subordinated	27.3	-	27.3
Diluted:
Common	27.4	-	27.4
Subordinated	27.3	-	27.3

HESS MIDSTREAM LP

NOTES TO SUPPLEMENTAL CONSOLIDATED COMBINED FINANCIAL STATEMENTS (UNAUDITED)

	Nine Months Ended September 30, 2018
	HESM as Previously Reported	Acquisition of HIP	Consolidated Combined
(in millions, except per unit amounts)
Revenues and other income
Affiliate services	$490.6	$35.6	$526.2
Other income	0.6	-	0.6
Total revenues and other income	491.2	35.6	526.8
Costs and expenses			-
Operating and maintenance expenses (exclusive of depreciation shown separately below)	111.1	26.8	137.9
Depreciation expense	90.8	2.7	93.5
General and administrative expenses	7.9	1.4	9.3
Total costs and expenses	209.8	30.9	240.7
Income from operations	281.4	4.7	286.1
Interest expense, net	1.0	39.1	40.1
Gain on sale of property, plant and equipment	-	0.6	0.6
Net income	280.4	(33.8)	246.6
Less: Net income (loss) attributable to net parent investment	-	(33.8)	(33.8)
Less: Net income attributable to noncontrolling interest	226.8	-	226.8
Net income attributable to Hess Midstream Partners LP	$53.6	$-	$53.6
Less: General partner's interest in net income attributable to Hess Midstream Partners LP	1.2	-	1.2
Limited partners' interest in net income attributable to Hess Midstream Partners LP	$52.4	$-	$52.4

Net income attributable to Hess Midstream Partners LP per limited partner unit (basic and diluted):
Common	$0.96	$-	$0.96
Subordinated	$0.96	$-	$0.96
Weighted average limited partners units outstanding:
Basic:
Common	27.3	-	27.3
Subordinated	27.3	-	27.3
Diluted:
Common	27.4	-	27.4
Subordinated	27.3	-	27.3

HESS MIDSTREAM LP

NOTES TO SUPPLEMENTAL CONSOLIDATED COMBINED FINANCIAL STATEMENTS (UNAUDITED)

Supplemental Consolidated Combined Statement of Cash Flows

	Nine Months Ended September 30, 2019
	HESM as Previously Reported	Acquisition of HIP	Consolidated Combined
(in millions)
Cash flows from operating activities
Net income	$286.6	$(44.0)	$242.6
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation expense	101.1	3.9	105.0
(Gain) loss on interest rate swaps	-	(0.6)	(0.6)
Earnings from equity investments	(0.5)	-	(0.5)
(Increase) decrease in capitalized interest	-	(4.1)	(4.1)
Amortization of deferred financing costs	0.9	2.9	3.8
Unit-based compensation	1.1	-	1.1
Changes in assets and liabilities:
Accounts receivable—affiliate	(5.2)	(2.4)	(7.6)
Other current and noncurrent assets	(5.0)	0.3	(4.7)
Accounts payable—trade	2.2	1.5	3.7
Accounts payable—affiliate	4.3	(5.8)	(1.5)
Accrued liabilities	9.2	(9.2)	-
Other current and noncurrent liabilities	(2.5)	(0.3)	(2.8)
Net cash provided by (used in) operating activities	392.2	(57.8)	334.4
Cash flows from investing activities
Payments for equity investments	(33.0)	-	(33.0)
Acquisitions from Hess	-	(68.9)	(68.9)
Acquisitions from third parties, net of cash acquired	(61.0)	(28.2)	(89.2)
Additions to property, plant and equipment	(184.4)	(10.5)	(194.9)
Net cash provided by (used in) investing activities	(278.4)	(107.6)	(386.0)
Cash flows from financing activities
Proceeds from (repayments of) bank borrowings— revolver	11.0	165.0	176.0
Repayments of bank borrowings—term loan	-	(7.5)	(7.5)
Capital distributions to Hess associated with acquisitions	-	(156.1)	(156.1)
Distributions to HESM unitholders	(63.0)	-	(63.0)
Distributions to general partner	(2.5)	2.5	-
Distributions to noncontrolling interest	(152.4)	152.4	-
Contributions from noncontrolling interest	76.3	(76.3)	-
Net cash provided by (used in) financing activities	(130.6)	80.0	(50.6)
Net increase (decrease) in cash and cash equivalents	(16.8)	(85.4)	(102.2)
Cash and cash equivalents at beginning of period	20.3	89.0	109.3
Cash and cash equivalents at end of period	$3.5	$3.6	$7.1

HESS MIDSTREAM LP

NOTES TO SUPPLEMENTAL CONSOLIDATED COMBINED FINANCIAL STATEMENTS (UNAUDITED)

	Nine Months Ended September 30, 2018
	HESM as Previously Reported	Acquisition of HIP	Consolidated Combined
(in millions)
Cash flows from operating activities
Net income	$280.4	$(33.8)	$246.6
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation expense	90.8	2.7	93.5
(Gain) loss on sale of property, plant and equipment	-	(0.6)	(0.6)
(Gain) loss on interest rate swaps	-	(0.2)	(0.2)
Amortization of deferred financing costs	0.8	2.8	3.6
Unit-based compensation	0.7	-	0.7
Changes in assets and liabilities:		-
Accounts receivable—affiliate	(5.7)	(4.6)	(10.3)
Other current and noncurrent assets	(0.7)	(0.2)	(0.9)
Accounts payable—trade	0.6	(0.6)	-
Accounts payable—affiliate	0.8	(4.2)	(3.4)
Accrued liabilities	2.5	3.1	5.6
Other current and noncurrent liabilities	(2.8)	0.6	(2.2)
Net cash provided by (used in) operating activities	367.4	(35.0)	332.4
Cash flows from investing activities
Payments for equity investments	(67.3)	-	(67.3)
Proceeds from sale of property, plant and equipment	-	1.6	1.6
Additions to property, plant and equipment	(163.9)	(5.0)	(168.9)
Net cash provided by (used in) investing activities	(231.2)	(3.4)	(234.6)
Cash flows from financing activities
Financing costs	-	(1.0)	(1.0)
Distributions to HESM unitholders	(54.7)	-	(54.7)
Distributions to general partner	(1.1)	1.1	-
Distributions to noncontrolling interest	(149.2)	149.2	-
Contributions from noncontrolling interest	56.2	(56.2)	-
Other contributions (distributions)	-	(2.8)	(2.8)
Net cash provided by (used in) financing activities	(148.8)	90.3	(58.5)
Net increase (decrease) in cash and cash equivalents	(12.6)	51.9	39.3
Cash and cash equivalents at beginning of period	47.2	308.5	355.7
Cash and cash equivalents at end of period	$34.6	$360.4	$395.0

Note 4.  Related Party Transactions

Commercial Agreements

Effective January 1, 2014, we entered into (i) gas gathering, (ii) crude oil gathering, (iii) gas processing and fractionation, (iv) storage services, and (v) terminal and export services fee‑based commercial agreements with certain subsidiaries of Hess. Effective January 1, 2019, in connection with the Hess Water Services Acquisition, we entered into long-term fee-based water services agreements with certain subsidiaries of Hess. In addition, in 2018, Hess Water Services had documented intercompany arrangements with certain subsidiaries of Hess pursuant to which it provided produced water gathering and disposal services and charged agreed-upon fees per barrel for the services performed.

HESS MIDSTREAM LP

NOTES TO SUPPLEMENTAL CONSOLIDATED COMBINED FINANCIAL STATEMENTS (UNAUDITED)

Under our commercial agreements, we provide gathering, compression, processing, fractionation, storage, terminaling, loading, transportation and produced water disposal services to Hess, for which we receive a fee per barrel of crude oil, barrel of water, Mcf of natural gas, or Mcf equivalent of NGLs, as applicable, delivered during each month, and Hess is obligated to provide us with minimum volumes of crude oil, water, natural gas and NGLs. These agreements also include inflation escalators and fee recalculation mechanisms that allow fees to be adjusted annually. We elected the practical expedient to recognize revenue in the amount to which we have a right to invoice as permitted under ASC 606, Revenue from Contracts with Customers. Due to this election and as the transaction price allocated to our unsatisfied performance obligations is entirely variable, we have elected the exemption provided by ASC 606 from the disclosure of revenue recognizable in future periods as our unsatisfied performance obligations are fulfilled.

In September 2018, we amended and restated our gas gathering and gas processing and fractionation agreements with Hess to enable us to provide certain services to Hess in respect of volumes to be delivered to and processed at the LM4 plant. Effective January 1, 2019, Hess pays us a combined processing fee per Mcf of natural gas, or Mcf equivalent of NGLs, as applicable, for aggregate volumes processed (or to be processed) at LM4 and TGP. Except for the water services agreements and except for a certain gathering sub-system as described below, each of our commercial agreements with Hess retains its initial 10‑year term (“Initial Term”) and we have the unilateral right to extend each commercial agreement for one additional 10‑year term (“Secondary Term”). Initial Term for the water services agreements is 14 years and the Secondary Term is 10 years. The amended and restated gas gathering agreement also extends the Initial Term of the gathering agreement with respect to a certain gathering sub-system by 5 years to provide for a 15-year Initial Term and decreases the Secondary Term for that gathering sub-system by 5 years to provide for a 5-year Secondary Term. In addition, the fee recalculation mechanism continues to apply to the amended and restated agreements and, effective January 1, 2019, incorporates the revenues received and expected to be received by Hess from sourcing third-party dedicated production in order to further align the interests of us and Hess in promoting the growth of third-party volumes on our Bakken assets.

For the three and nine months ended September 30, 2019 and 2018, approximately 100% of our revenues were attributable to our fee‑based commercial agreements with Hess, including revenues from third‑party volumes contracted with Hess and delivered to us under these agreements. We retain control of our assets and the flow of volumes based on available capacity within our integrated gathering, processing and terminaling systems. Together with Hess, we are pursuing strategic relationships with third‑party producers and other midstream companies with operations in the Bakken in order to maximize our utilization rates.

During the three and nine months ended September 30, 2019, we earned $3.0 million and $6.5 million, respectively of minimum volume shortfall fee payments, compared with $11.5 million and $40.9 million for the three and nine months ended September 30, 2018, respectively. In addition, during the three and nine months ended September 30, 2019, we recognized, as part of affiliate revenues, $12.0 million and $24.1 million, respectively of reimbursements from Hess related to third‑party rail transportation costs, compared with $4.5 million and $12.1 million for the three and nine months ended September 30, 2018, respectively. Furthermore, during the three and nine months ended September 30, 2019, we recognized, as part of affiliate revenues, $14.5 million and $40.2 million, respectively of reimbursements from Hess related to third‑party produced water trucking and disposal costs, compared with $10.5 million and $25.9 million, for the three and nine months ended September 30, 2018, respectively. Finally, during the three and nine months ended September 30, 2019, we recognized, as part of affiliate revenues, $8.3 million and $23.2 million, respectively of reimbursements from Hess related to electricity fees, compared with $6.7 million and $20.1 million, for the three and nine months ended September 30, 2018, respectively. The related third-party rail transportation, produced water trucking and disposal costs and electricity fees were included in Operating and maintenance expenses in the accompanying unaudited supplemental consolidated combined statements of operations.

HESS MIDSTREAM LP

NOTES TO SUPPLEMENTAL CONSOLIDATED COMBINED FINANCIAL STATEMENTS (UNAUDITED)

Revenue from contracts with customers on a disaggregated basis was as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2019	2018	2019	2018
Oil and gas gathering services	$86.4	$82.6	$245.6	$243.0
Water gathering and disposal services	19.5	14.3	52.4	35.6
Processing and storage services	74.0	65.2	207.8	186.4
Terminaling and export services	35.0	21.5	88.7	61.2
Total revenues from contracts with customers	214.9	183.6	594.5	526.2
Other income	-	0.2	0.3	0.6
Total revenues	$214.9	$183.8	$594.8	$526.8

Omnibus and Secondment Agreements

Under our omnibus and employee secondment agreements, Hess provides substantial operational and administrative services to us in support of our assets and operations. For the three and nine months ended September 30, 2019 and 2018, we had the following charges from Hess. The classification of these charges between operating and maintenance expenses and general and administrative expenses is based on the fundamental nature of the services being performed for our operations.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2019	2018	2019	2018
Operating and maintenance expenses	$13.4	$12.4	$36.3	$35.5
General and administrative expenses	3.7	1.9	10.5	5.1
Total	$17.1	$14.3	$46.8	$40.6

LM4 Agreements

Separately from our commercial agreements with Hess, effective January 24, 2018, we entered into a gas processing agreement with LM4 under which we deliver natural gas to LM4, and LM4 processes and redelivers certain volumes of residue gas and NGLs resulting from such processing services. The agreement has a 16-year initial term, after which it is automatically renewed for subsequent one-year terms unless terminated by either party. Under this agreement, we pay a processing fee per Mcf of natural gas and reimburse LM4 for our proportionate share of electricity costs. We are entitled to 50% of the available processing capacity of the LM4 gas processing plant. Should Targa not use all of the remaining processing capacity at the plant on any day, such unutilized portion of the available capacity will be available for our use. Regardless of the actual portion of the plant available capacity utilized by each joint venture member during a given period, under the LM4 amended and restated limited liability company agreement, profits and losses of the LM4 joint venture are allocated 50/50 between Targa and us. LM4 was placed in service in the third quarter of 2019.

During the three months ended September 30, 2019, we incurred $0.9 million of expenses under the LM4 gas processing agreement, which are included in Operating and maintenance expenses in the accompanying supplemental consolidated combined statements of operations. In addition, during the three months ended September 30, 2019, we recognized $0.5 million of earnings from equity investments, as presented in our accompanying supplemental consolidated combined statements of operations.

HESS MIDSTREAM LP

NOTES TO SUPPLEMENTAL CONSOLIDATED COMBINED FINANCIAL STATEMENTS (UNAUDITED)

Note 5.  Property, Plant and Equipment

Property, plant and equipment, at cost, is as follows:

(in millions, except for number of years)	Estimated useful lives	September 30, 2019	December 31, 2018
Gathering assets
Pipelines	22 years	$1,293.4	$1,098.1
Compressors, pumping stations, and terminals	22 to 25 years	656.1	558.9
Gas plant assets
Pipelines, pipes and valves	22 to 25 years	460.0	460.0
Equipment	12 to 30 years	428.2	428.2
Buildings	35 years	182.3	182.3
Processing and fractionation facilities	25 years	188.2	185.5
Logistics facilities and railcars	20 to 25 years	385.5	385.8
Storage facilities	20 to 25 years	19.5	19.5
Other	20 to 25 years	11.2	11.4
Construction-in-progress	N/A	171.0	158.5
Total property, plant and equipment		3,795.4	3,488.2
Accumulated depreciation		(857.6)	(752.9)
Property, plant and equipment, net		$2,937.8	$2,735.3

Note 6.  Accrued Liabilities

Accrued liabilities are as follows:

(in millions)	September 30, 2019	December 31, 2018
Accrued capital expenditures	$36.1	$52.4
Accrued interest	5.7	16.9
Other accruals	27.5	16.3
Total	$69.3	$85.6

Note 7.  Debt and Interest Expense

Hess Infrastructure Partners LP Fixed‑Rate Senior Notes

In November 2017, Hess Infrastructure Partners issued $800.0 million of 5.625% fixed‑rate senior notes due in February 2026 to qualified institutional investors. Hess Infrastructure Partners Finance Corporation, a direct wholly owned subsidiary of Hess Infrastructure Partners, serves as co‑issuer of the notes, and the notes are guaranteed by certain subsidiaries of the Partnership. Interest is payable semi‑annually on February 15 and August 15. Hess Infrastructure Partners used the net proceeds to repay borrowings of $479.8 million under its existing credit facilities, to fund a distribution of $50.0 million to its partners and retained the remaining proceeds for general partnership purposes.

Hess Infrastructure Partners LP Credit Facilities

At September 30, 2019, Hess Infrastructure Partners had $800.0 million of senior secured syndicated credit facilities maturing November 2022, consisting of a $600.0 million 5-year revolving credit facility and a drawn $200.0 million 5-year Term Loan A facility. The revolving credit facility can be used for borrowings and letters of credit to fund HIP’s operating activities and capital expenditures. The credit facilities are guaranteed by certain of HIP’s wholly owned subsidiaries and secured by first‑priority perfected liens on substantially all of HIP’s and certain of its wholly owned subsidiaries’ directly owned assets, including its equity interests in certain subsidiaries, subject to customary exclusions. At September 30, 2019, borrowings of $165.0 million were outstanding under HIP’s revolving credit facility, and borrowings of $190.0 million, excluding deferred issuance costs, were outstanding under HIP’s Term Loan A facility. See Note 15, Subsequent Events.

HESS MIDSTREAM LP

NOTES TO SUPPLEMENTAL CONSOLIDATED COMBINED FINANCIAL STATEMENTS (UNAUDITED)

Borrowings under the five‑year Term Loan A facility generally bear interest at the London Interbank Offered Rate “LIBOR” plus an applicable margin ranging from 1.55% to 2.50%, while the applicable margin for the five‑year syndicated revolving credit facility ranges from 1.275% to 2.000%. The interest rate is subject to adjustment based on HIP’s leverage ratio, which is calculated as total debt to EBITDA (as defined in the credit agreement). If HIP obtains an investment grade credit rating, as defined in the credit agreement, both of the credit facilities will become unsecured and the guarantees will be released, and the pricing levels will be based on the credit ratings in effect from time to time. The credit facilities contain representations and warranties, affirmative and negative covenants and events of default that we consider to be customary for agreements of this type, including covenants that require HIP to maintain a ratio of total debt to EBITDA (as defined in the credit agreement) for the prior four fiscal quarters of no more than 5.0 to 1.0 (5.5 to 1.0 during the specified period following certain acquisitions), and an interest coverage ratio (as defined in the credit agreement) for the prior four fiscal quarters of no less than 2.25 to 1.0. The credit agreement also includes a secured leverage ratio test not to exceed 3.75 to 1.0 for so long as the facilities remain secured. As of September 30, 2019, HIP was in compliance with these financial covenants.

Hess Midstream Partners LP Revolving Credit Facility

On March 15, 2017, Hess Midstream Partners entered into a four‑year, $300.0 million senior secured revolving credit facility that became available to us upon the closing of Hess Midstream Partners’ IPO on April 10, 2017. Borrowings on the credit facility generally bear interest at LIBOR plus an applicable margin of 1.275%. The interest rate is subject to adjustment based on Hess Midstream Partners’ leverage ratio, which is calculated as total debt to EBITDA (as defined in the credit agreement). If Hess Midstream Partners obtains credit ratings, pricing levels will be based on Hess Midstream Partners’ credit ratings in effect from time to time. Hess Midstream Partners is subject to customary covenants in the credit agreement, including a financial covenant that generally requires a leverage ratio of no more than 4.5 to 1.0 for the prior four fiscal quarters. As of September 30, 2019, Hess Midstream Partners was in compliance with all covenants. The credit facility is secured by first priority perfected liens on substantially all directly owned assets of Hess Midstream Partners and its wholly‑owned subsidiaries, including equity interests in subsidiaries, subject to certain customary exclusions. At September 30, 2019, borrowings of $11.0 million were drawn under this facility.

On October 4, 2019, we announced that, in conjunction with the proposed transaction, including acquisition of HIP, incentive distribution rights simplification and conversion into an “Up-C” corporate structure, HIP’s credit facilities will be retired, and HESM will assume approximately $800 million principal amount of HIP’s outstanding senior notes in exchange for the issuance of up to $800 million aggregate principal amount of newly issued HESM senior notes. In addition, HESM expects to incur additional borrowings of approximately $960 million, resulting in expected total debt of $1.77 billion at the close of the transaction. See Note 15, Subsequent Events.

Fair Value Measurement

The carrying value of the amounts under the revolving credit facilities and the Term Loan A facility at September 30, 2019 and 2018 approximated their fair value. At September 30, 2019, outstanding amounts under the fixed-rate senior notes with a carrying value of $788.4 million had a fair value of approximately $836.9 million, based on Level 2 inputs in the fair value measurement hierarchy. A 15% increase or decrease in interest rates would decrease or increase the fair value of our fixed rate debt by approximately $31 million or $33 million,  respectively. Any changes in interest rates do not impact cash outflows associated with fixed rate interest payments or settlement of debt principal, unless a debt instrument is repurchased prior to maturity.

HESS MIDSTREAM LP

NOTES TO SUPPLEMENTAL CONSOLIDATED COMBINED FINANCIAL STATEMENTS (UNAUDITED)

Note 8.  Cash Distributions

Our partnership agreement requires that, within 45 days after the end of each quarter, we distribute all of our available cash to unitholders of record on the applicable record date. The following table details the distributions declared and/or paid for the periods presented:

Period	Record Date	Distribution Date	Distribution per Common and Subordinated Unit
First Quarter 2018	May 4, 2018	May 14, 2018	$0.3333
Second Quarter 2018	August 2, 2018	August 13, 2018	$0.3452
Third Quarter 2018	November 5, 2018	November 13, 2018	$0.3575
Fourth Quarter 2018	February 4, 2019	February 13, 2019	$0.3701
First Quarter 2019	May 3, 2019	May 14, 2019	$0.3833
Second Quarter 2019	August 5, 2019	August 13, 2019	$0.3970
Third Quarter 2019(1)	November 4, 2019	November 13, 2019	$0.4112

(1)	For more information, see Note 15, Subsequent Events.

Note 9.  Unit-Based Compensation

In 2017, the Partnership adopted the Hess Midstream Partners LP 2017 Long‑Term Incentive Plan (the “LTIP”). Awards under the LTIP are available for officers, directors and employees of our general partner or its affiliates, and any individuals who perform services for the Partnership. The LTIP provides the Partnership with the flexibility to grant unit awards, restricted units, phantom units, unit options, unit appreciation rights, distribution equivalent rights, profits interest units and other unit‑based awards. The LTIP initially limits the number of common units that may be delivered pursuant to vested awards to 3,000,000 common units.

Under the LTIP, the Partnership granted awards of phantom units with distribution equivalent rights to certain officers, employees and directors. These phantom units and distribution equivalent rights vest ratably over a three‑year period for officers and employees, and vest after one year for directors. Cash distributions on the phantom units accumulate and are paid upon vesting. Fair value of phantom units is based on the fair value of the Partnership’s common units on the grant date.

Unit‑based award activity for the nine months ended September 30, 2019 was as follows:

	Number of Units	Weighted Average Award Date Fair Value
Outstanding and unvested units at December 31, 2018	114,237	$21.06
Granted	74,528	22.76
Forfeited	(290)	23.00
Vested	(48,278)	21.15
Outstanding and unvested units at September 30, 2019	140,197	$21.93

As of September 30, 2019, $2.2 million of compensation cost related to unvested phantom units awarded under the LTIP remains to be recognized over an expected weighted‑average period of 1.9 years.

Note 10.  Net Income per Limited Partner Unit

Net income per limited partner unit is computed by dividing the respective limited partners’ interest in net income attributable to Hess Midstream Partners LP by the weighted average number of common and subordinated units outstanding. Because we have more than one class of participating securities, we use the two‑class method when calculating net income per limited partner unit. The classes of participating securities include common units, subordinated units, general partner interest and incentive distribution rights.

HESS MIDSTREAM LP

NOTES TO SUPPLEMENTAL CONSOLIDATED COMBINED FINANCIAL STATEMENTS (UNAUDITED)

The following table illustrates the Partnership’s calculation of net income per limited partner unit:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per unit amounts)	2019	2018	2019	2018
Net income	$87.4	$86.1	$242.6	$246.6
Less: Net income (loss) attributable to net parent investment	(13.0)	(10.7)	(44.0)	(33.8)
Less: Net income attributable to noncontrolling interest	81.3	78.0	232.6	226.8
Net income attributable to Hess Midstream Partners LP	19.1	18.8	54.0	53.6
Less: General partner's interest in net income attributable to Hess Midstream Partners LP	1.3	0.5	3.1	1.2
Limited partners' interest in net income attributable to Hess Midstream Partners LP	$17.8	$18.3	$50.9	$52.4
Common unitholders' interest in net income attributable to Hess Midstream Partners LP	$8.9	$9.2	$25.5	$26.2
Subordinated unitholders' interest in net income attributable to Hess Midstream Partners LP	$8.9	$9.1	$25.4	$26.2
Net income attributable to Hess Midstream Partners LP per limited partner unit:
Common (basic and diluted)	$0.33	$0.34	$0.93	$0.96
Subordinated (basic and diluted)	$0.33	$0.34	$0.93	$0.96
Weighted average number of limited partner units outstanding:
Basic:
Common	27.3	27.3	27.3	27.3
Subordinated	27.3	27.3	27.3	27.3
Diluted:
Common	27.5	27.4	27.5	27.4
Subordinated	27.3	27.3	27.3	27.3

Note 11.  Concentration of Credit Risk

Hess represented approximately 100% of our total revenues and accounts receivable for the three and nine months ended September 30, 2019 and 2018.

Note 12.  Commitments and Contingencies

Environmental Contingencies

The Partnership is subject to federal, state and local laws and regulations relating to the environment. As of September 30, 2019, our reserves for estimated remediation liabilities included in Accrued liabilities and Other noncurrent liabilities were $0.1 million and $2.8 million, respectively, compared with $0.6 million and $2.0 million, respectively, as of December 31, 2018.

Legal Proceedings

In the ordinary course of business, the Partnership is from time to time party to various judicial and administrative proceedings. We regularly assess the need for accounting recognition or disclosure of these contingencies. In the case of a known contingency, we accrue a liability when the loss is probable and the amount is reasonably estimable. If a range of amounts can be reasonably estimated and no amount within the range is a better estimate than any other amount, then the minimum of the range is accrued.

As of September 30, 2019 and December 31, 2018, we did not have material accrued liabilities for any legal contingencies. Based on currently available information, we believe it is remote that the outcome of known matters would have a material adverse impact on our financial condition, results of operations or cash flows.

HESS MIDSTREAM LP

NOTES TO SUPPLEMENTAL CONSOLIDATED COMBINED FINANCIAL STATEMENTS (UNAUDITED)

Lease Obligations

From time to time, we enter into certain lease contracts in connection with ongoing business activities. As of September 30, 2019, we have future minimum payments of $0.2 million for the year ended December 31, 2019 and $0.6 million of commitments for the years thereafter.

Note 13.  Segments

Our operations are located in the United States and are organized into three reportable segments: (1) gathering, (2) processing and storage and (3) terminaling and export. Our reportable segments comprise the structure used by our Chief Operating Decision Maker (“CODM”) to make key operating decisions and assess performance. These segments are strategic business units with differing products and services. Our CODM evaluates the segments’ operating performance based on multiple measures including Adjusted EBITDA, defined as net income (loss) before interest expense, income tax (benefit), depreciation and amortization, and our proportional share of depreciation of our equity affiliates as further adjusted for other non‑cash, non‑recurring items, if applicable.

The following tables reflect certain financial data for each reportable segment. The acquisition of Hess Infrastructure Partners, which included Hess Water Services caused a change in composition of reportable segments and, as a result, the corresponding items of segment information for earlier periods have been restated.

	Gathering	Processing and Storage	Terminaling and Export	Interest and Other	Consolidated Combined
(in millions)
For the Three Months Ended September 30, 2019
Revenues and other income	$105.9	$74.0	$35.0	$-	$214.9
Net income (loss)	46.5	42.8	14.3	(16.2)	87.4
Net income (loss) attributable to Hess Midstream Partners LP	9.1	8.8	2.8	(1.6)	19.1
Depreciation expense	20.8	11.2	4.0	-	36.0
Proportional share of equity affiliates' depreciation	-	0.5	-	-	0.5
Interest expense, net	-	-	-	12.4	12.4
Adjusted EBITDA	67.3	54.5	18.3	(3.8)	136.3
Capital expenditures	96.7	15.0	0.4	-	112.1

	Gathering	Processing and Storage	Terminaling and Export	Interest and Other	Consolidated Combined
(in millions)
For the Three Months Ended September 30, 2018
Revenues and other income	$96.9	$65.2	$21.7	$-	$183.8
Net income (loss)	52.3	39.6	8.3	(14.1)	86.1
Net income (loss) attributable to Hess Midstream Partners LP	10.1	8.1	1.6	(1.0)	18.8
Depreciation expense	16.5	11.0	4.0	-	31.5
Interest expense, net	-	-	-	12.9	12.9
Adjusted EBITDA	68.8	50.6	12.3	(1.2)	130.5
Capital expenditures	81.8	0.5	1.1	-	83.4

HESS MIDSTREAM LP

NOTES TO SUPPLEMENTAL CONSOLIDATED COMBINED FINANCIAL STATEMENTS (UNAUDITED)

	Gathering	Processing and Storage	Terminaling and Export	Interest and Other	Consolidated Combined
(in millions)
For the Nine Months Ended September 30, 2019
Revenues and other income	$298.0	$208.0	$88.8	$-	$594.8
Net income (loss)	132.5	124.2	38.8	(52.9)	242.6
Net income (loss) attributable to Hess Midstream Partners LP	25.8	25.4	7.8	(5.0)	54.0
Depreciation expense	59.5	33.5	12.0	-	105.0
Proportional share of equity affiliates' depreciation	-	0.5	-	-	0.5
Interest expense, net	-	-	-	44.2	44.2
Adjusted EBITDA	192.0	158.2	50.8	(8.7)	392.3
Capital expenditures	284.2	23.7	0.1	-	308.0

	Gathering	Processing and Storage	Terminaling and Export	Interest and Other	Consolidated Combined
(in millions)
For the Nine Months Ended September 30, 2018
Revenues and other income	$278.6	$186.4	$61.8	$-	$526.8
Net income (loss)	154.5	111.0	24.8	(43.7)	246.6
Net income (loss) attributable to Hess Midstream Partners LP	29.8	22.8	5.0	(4.0)	53.6
Depreciation expense	48.9	32.8	11.8	-	93.5
Interest expense, net	-	-	-	40.1	40.1
Gain on sale of property, plant and equipment	-	-	-	0.6	0.6
Adjusted EBITDA	203.4	143.8	36.6	(4.2)	379.6
Capital expenditures	193.2	7.9	3.3	-	204.4

Total assets for the reportable segments are as follows:

	September 30, 2019	December 31, 2018
(in millions)
Gathering	$1,771.8	$1,544.0
Processing and Storage	1,037.9	1,008.6
Terminaling and Export	312.9	320.2
Interest and Other	18.0	118.4
Total assets	$3,140.6	$2,991.2

Note 14.  Income Taxes

Prior to the Restructuring Transaction on December 16, 2019 (see Note 15, Subsequent Events), we were not a separate taxable entity for U.S. Federal and state income tax purposes; therefore, we did not provide for income tax benefit or expense.  Each partner was subject to income taxes on its share of the partnership’s earnings.

On March 1, 2019, Hess Infrastructure Partners acquired Hess Water Services (see Note 3, Acquisitions). For the periods prior to March 1, 2019, Hess Water Services was included in the consolidated income tax returns of Hess. The provision for Hess Water Services’ income taxes and income tax assets and liabilities were determined as if it were a standalone taxpayer for all periods presented and is included in our retrospectively recast financial statements. Deferred income taxes are determined using the liability method and reflect temporary differences between the financial statement carrying amount and income tax basis of assets and liabilities recorded using the statutory income tax rate. Regular assessments are made of the likelihood of those deferred tax assets being realized. If it is more likely than not that some or all of the deferred tax assets will not be realized, a valuation allowance is recorded to reduce the deferred tax assets to the amount expected to be realized. For the period from March 1, 2019 through the Restructuring Transaction date of December 16, 2019, Hess Water Services was not taxable itself and was not part of a separate taxable entity; therefore, no income tax provision was recognized.  All of the income before income taxes for the periods presented was earned in the United States.

HESS MIDSTREAM LP

NOTES TO SUPPLEMENTAL CONSOLIDATED COMBINED FINANCIAL STATEMENTS (UNAUDITED)

Hess Water Services is in a three-year cumulative loss at the end of 2018 and 2017, which constitutes objective negative evidence to which accounting standards require we assign significant weight relative to subjective estimates, such as income projections. As such, a full valuation allowance is maintained against net deferred tax assets of Hess Water Services, which results in a 0% effective tax rate and zero net deferred tax assets presented on the balance sheet.

Subsequent to the Restructuring Transaction on December 16, 2019, Hess Midstream LP, which is taxed as a corporation for U.S. federal and state income tax purposes, became a partial owner of HESM. Hess Midstream LP will provide income tax expense or benefit on its allocable share of HESM income or loss for periods subsequent to the Restructuring Transaction.

Note 15.  Subsequent Events

On October 24, 2019, the board of directors of our general partner declared a quarterly cash distribution of $0.4112 per common and subordinated unit for the quarter ended September 30, 2019, an increase of 15% compared with the quarter ended September 30, 2018. The distribution was paid on November 13, 2019, to unitholders of record as of the close of business on November 4, 2019.

On October 4, 2019, HESM announced execution of a definitive agreement to acquire HIP, including HIP’s 80% interest in the Joint Interest Assets, 100% interest in HIP’s water services business and outstanding economic general partner interest and incentive distribution rights in HESM. As consideration for the contribution of Hess and GIP’s ownership interests in HIP, HESM will assume approximately $1.15 billion of HIP’s existing debt, will issue approximately 230 million limited partner units in HESM and pay a cash consideration of approximately $550 million to Hess and GIP, collectively.

Under the proposed transaction, HESM’s organizational structure will be converted into an “Up-C” structure in which incentive distribution right payments to sponsors are eliminated. Public unitholders will receive newly issued securities in a new public entity to be named “Hess Midstream LP” that will be taxed as a corporation for U.S. federal and state income tax purposes. In connection with the proposed transaction, HESM will own 100% of the underlying assets and be consolidated under Hess Midstream LP. HESM’s existing public unitholders will receive one class A share representing a limited partner interest in Hess Midstream LP for each HESM common unit they own. Hess and GIP’s ownership will be primarily through class B units of HESM that are exchangeable into class A shares of Hess Midstream LP on a one-for-one basis. Following the transaction, public shareholders will own 6% of the consolidated entity and Hess and GIP will each own 47% of the consolidated entity on an as-exchanged basis.

In conjunction with the proposed transaction, approximately $355 million in existing borrowings under HIP’s credit facilities will be retired and HESM will assume approximately $800 million principal amount of HIP’s outstanding senior notes in exchange for issuance of up to $800 million aggregate principal amount of newly issued HESM senior notes. On October 4, 2019, HESM commenced the offer to exchange HIP notes for new notes to be issued by HESM and, on November 27, 2019, HESM announced that 97.14% of the aggregate principal amount of HIP’s notes have been validly tendered and not validly withdrawn pursuant to the exchange offer. HESM expects to pay a consent payment of approximately $2.0 million on the settlement date. In addition, Hess Midstream will incur additional borrowings of approximately $960 million, resulting in expected total debt of $1.77 billion at the close of the transaction.

The proposed transaction has been unanimously approved by the HESM Board and by a conflicts committee of the HESM Board comprised of independent directors. The transaction was closed on December 16, 2019. The transaction was treated for accounting purposes as a reorganization of entities under common control and recorded at the historical carrying values of the assets, liabilities and equity interests of the parties to the transaction. Furthermore, following the closing of the transaction, historical financial statements of HESM have been retrospectively recast as part of these supplemental consolidated combined financial statements to include the historical results of HIP.

On November 25, 2019, HESM announced that it has upsized and priced $550 million in aggregate principal amount of 5.125% senior notes due 2028 at par in a private offering. HESM used the net proceeds from the offering to finance the acquisition of HIP, as described above, including to repay borrowings under HIP’s credit facilities, partially fund the distribution to HIP’s sponsors, and pay related fees and expenses. The private offering of the notes was closed on December 10, 2019.

HESS MIDSTREAM LP

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the unaudited supplemental consolidated combined financial statements and accompanying footnotes of Hess Midstream LP and in conjunction with the audited supplemental consolidated combined financial statements and accompanying footnotes for the year ended December 31, 2018, 2017 and 2016 contained in this current report on Form 8-K.

Unless the context otherwise requires, references in this section to (i) “we,” “us,” “our” or like terms, refer to Hess Midstream Partners LP (“HESM” or the “Partnership”) and its subsidiaries, (ii) “Hess Infrastructure Partners” or “HIP” refers to  Hess Infrastructure Partners LP and its subsidiaries, (iii) “Hess” refers collectively to Hess Corporation and its subsidiaries, other than us; (iv) “GIP” refers to GIP II Blue Holding Partnership, LP, which owns interests in us, and the funds managed by Global Infrastructure Management, LLC, and such funds’ subsidiaries and affiliates, that hold interests in GIP II Blue Holding Partnership, LP.

This discussion contains forward‑looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below.

Overview

We are a fee-based, growth-oriented company formed by Hess Infrastructure Partners to own, operate, develop and acquire a diverse set of midstream assets to provide fee-based services to Hess and third-party customers. Our assets are primarily located in the Bakken and Three Forks shale plays in the Williston Basin area of North Dakota, which we refer to collectively as the Bakken.

On April 10, 2017, the Partnership completed an initial public offering (“IPO”) of 16,997,000 common units, representing 30.5% limited partner interests in the Partnership, for net proceeds of approximately $365.5 million, after deducting the underwriters’ discounts and structuring fees of $25.4 million. In connection with the IPO, HIP LP contributed a 20% controlling economic interest in each of Hess North Dakota Pipeline Operations LP (“Gathering Opco”), Hess TGP Operations LP (“HTGP Opco”) and Hess North Dakota Export Logistics Operations LP (“Logistics Opco”) (collectively, the “Joint Interest Assets”), and a 100% economic interest in Hess Mentor Storage Holdings LLC (“Mentor Holdings”) to the Partnership.

On January 25, 2018, we entered into a 50/50 joint venture with Targa Resources Corp. to construct a new 200 million standard cubic feet per day (MMcf/d) gas processing plant called Little Missouri 4 (“LM4”). LM4 was placed in service in the third quarter of 2019. Targa is the operator of the plant.

On March 1, 2019, Hess Infrastructure Partners acquired Hess’s existing Bakken water services business (“Hess Water Services”) for cash consideration of $225.0 million.

On March 22, 2019, we acquired the crude oil, gas and water gathering assets of Summit Midstream Partners’ Tioga Gathering System for cash consideration of $89.2 million, with the potential for an additional $10.0 million of contingent payments in future periods subject to certain future performance metrics.

On April 25, 2019, we announced plans to expand natural gas processing capacity at TGP by 150 MMcf/d for total processing capacity of 400 MMcf/d for expected capital expenditures of approximately $150 million, to be in service by mid-2021.

On October 4, 2019, we announced execution of a definitive agreement to acquire Hess Infrastructure Partners, including its 80% interest in the Joint Interest Assets, 100% interest in the water services business and outstanding economic general partner interest and incentive distribution rights in the Partnership. As consideration for the contribution of Hess and GIP’s ownership interests in Hess Infrastructure Partners, we agreed to assume approximately $1.15 billion of HIP’s existing debt, issue approximately 230 million limited partner units in the Partnership and pay a cash consideration of approximately $550 million to Hess and GIP collectively.

HESS MIDSTREAM LP

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Under the proposed transaction, HESM’s organizational structure will be converted into an “Up-C” structure in which incentive distribution right payments to sponsors are eliminated. Public unitholders will receive newly issued securities in a new public entity to be named “Hess Midstream LP” that will be taxed as a corporation for U.S. federal and state income tax purposes. In connection with the proposed transaction, HESM will own 100% of the underlying assets and be consolidated under Hess Midstream LP. HESM’s existing public unitholders will receive one class A share representing a limited partner interest in Hess Midstream LP for each HESM common unit they own. Hess and GIP’s ownership will be primarily through class B units of HESM that are exchangeable into class A shares of Hess Midstream LP on a one-for-one basis. Following the transaction, public shareholders will own 6% of the consolidated entity and Hess and GIP will each own 47% of the consolidated entity on an as-exchanged basis.

In conjunction with the proposed transaction, approximately $355 million in existing borrowings under HIP’s credit facilities will be retired and HESM will assume approximately $800 million of HIP’s outstanding notes in exchange for the issuance of up to $800 million aggregate principal amount of newly issued HESM senior notes. On October 4, 2019, the Partnership announced that it has commenced the offer to exchange HIP notes for new notes to be issued by HESM and, on November 27, 2019, HESM announced that 97.14% of the aggregate principal amount of HIP’s notes have been validly tendered and not validly withdrawn pursuant to the exchange offer. The Partnership expects to pay a consent payment of approximately $2.0 million on the settlement date. In addition, the Partnership expects to incur additional borrowings of approximately $960 million, resulting in expected total debt of $1.77 billion at the close of the transaction.

The proposed transaction has been unanimously approved by the board of directors of Hess Midstream Partners GP LLC, the general partner of the general partner of the Partnership, and a conflicts committee thereof comprised of independent directors. The transaction was closed on December 16, 2019. The transaction was treated for accounting purposes as a reorganization of entities under common control and recorded at the historical carrying values of the assets, liabilities and equity interests of the parties to the transaction. As part of the supplemental consolidated combined financial statements, following the closing of the transaction, historical financial statements of HESM have been retrospectively recast to include the historical results of HIP.

On November 25, 2019, HESM announced that it has upsized and priced $550 million in aggregate principal amount of 5.125% senior notes due 2028 at par in a private offering. HESM used the net proceeds from the offering to finance the acquisition of HIP, as described above, including to repay borrowings under HIP’s credit facilities, partially fund the distribution to HIP’s sponsors, and pay related fees and expenses. The private offering of the notes was closed on December 10, 2019.

Our assets and operations are organized into the following three reportable segments: (1) gathering, (2) processing and storage and (3) terminaling and export.

Third Quarter Results

Significant financial and operating highlights for the third quarter of 2019 included:

•	Net income of $87.4 million, of which $19.1 million is attributable to the Partnership;
•	Net cash provided by operating activities of $83.4 million;
•	Adjusted EBITDA of $136.3 million;
•	Little Missouri 4 gas processing plant placed in service;
•

Compared with prior‑year quarter, throughput volumes increased by 67% for water gathering, 34% for crude oil gathering, 31% for crude oil terminaling, 8% for gas gathering, and 7% for gas processing driven by Hess’s growing production and ramp-up of the Little Missouri 4 gas processing plant.

For additional information regarding our non‑GAAP financial measures, see “How We Evaluate Our Operations” below.

How We Generate Revenues

We generate substantially all of our revenues by charging fees for gathering, compressing and processing natural gas and fractionating NGLs; gathering, terminaling, loading and transporting crude oil and NGLs; storing and terminaling propane; and gathering and disposing of produced water. We have entered into long‑term, fee‑based commercial agreements with Hess dated effective January 1, 2014 for oil and gas services agreements, and effective January 1, 2019 for water services agreements. In addition, in 2018, Hess Water Services had documented intercompany arrangements with certain subsidiaries of Hess pursuant to which it provided produced water gathering and disposal services and charged agreed-upon fees per barrel for the services performed.

HESS MIDSTREAM LP

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Except for the water services agreements and except for a certain gathering sub-system, as described below, each of our commercial agreements with Hess has an initial 10-year term and we have the unilateral right to renew each of these agreements for one additional 10‑year term. Initial term for the water services agreements is 14 years and the secondary term is 10 years. In September 2018, we amended our gas gathering and gas processing and fractionation agreements to enable us to provide certain services to Hess in respect of volumes to be delivered to and processed at the LM4 plant. The amended and restated gas gathering agreement also extends the initial term of the gathering agreement with respect to a certain gathering sub-system by 5 years to provide for a 15-year initial term and decreases the secondary term for that gathering sub-system by 5 years to provide for a 5-year secondary term. These agreements include dedications covering substantially all of Hess’s existing and future owned or controlled production in the Bakken, minimum volume commitments, inflation escalators and fee recalculation mechanisms, all of which are intended to provide us with cash flow stability and growth, as well as downside risk protection. In particular, Hess’s minimum volume commitments under our commercial agreements provide minimum levels of cash flows and the fee recalculation mechanisms under the agreements allow fees to be adjusted annually to provide us with cash flow stability. Our revenues also include revenues from third‑party volumes contracted with Hess and delivered to us under these commercial agreements with Hess, as well as pass‑through third‑party rail transportation costs, produced water trucking and disposal costs and electricity fees for which we recognize revenues in an amount equal to the costs. Together with Hess, we are pursuing strategic relationships with third‑party producers and other midstream companies with operations in the Bakken in order to maximize our utilization rates.

How We Evaluate Our Operations

Our management uses a variety of financial and operating metrics to analyze our operating results and profitability. These metrics include (i) volumes, (ii) operating and maintenance expenses, and (iii) Adjusted EBITDA.

Volumes. The amount of revenues we generate primarily depends on the volumes of crude oil, natural gas, NGLs and produced water that we handle at our gathering, processing, terminaling, and storage facilities. These volumes are affected primarily by the supply of and demand for crude oil, natural gas and NGLs in the markets served directly or indirectly by our assets, including changes in crude oil prices, which may further affect volumes delivered by Hess. Although Hess has committed to minimum volumes under our commercial agreements described above, our results of operations will be impacted by our ability to:

•	utilize the remaining uncommitted capacity of, or add additional capacity to, our existing assets, and optimize our existing assets;
•	identify and execute expansion projects, and capture incremental throughput volumes from Hess and third parties for these expanded facilities;
•	increase throughput volumes at our Ramberg Terminal Facility, Tioga Rail Terminal and the Johnson’s Corner Header System by interconnecting with new or existing third‑party gathering pipelines; and
•	increase throughput volumes at TGP by interconnecting with new or existing third‑party gathering pipelines.

Operating and Maintenance Expenses. Our management seeks to maximize the profitability of our operations by effectively managing operating and maintenance expenses. These expenses are comprised primarily of costs charged to us under our omnibus agreement and employee secondment agreement, third‑party contractor costs, utility costs, insurance premiums, third‑party service provider costs, related property taxes and other non‑income taxes and maintenance expenses, such as expenditures to repair, refurbish and replace storage facilities and to maintain equipment reliability, integrity and safety. These expenses generally remain relatively stable across broad ranges of throughput volumes but can fluctuate from period to period depending on the mix of activities performed during that period and the timing of substantial expenses, such as gas plant turnarounds.

Adjusted EBITDA. We define Adjusted EBITDA as net income (loss) before net interest expense, income tax expense (benefit), depreciation and amortization and our proportional share of depreciation of our equity affiliates, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance, such as other income and other non‑cash, non‑recurring items, if applicable. We define Adjusted EBITDA attributable to Hess Midstream Partners LP as Adjusted EBITDA less Adjusted EBITDA attributable to our noncontrolling interests in our joint interest assets.

HESS MIDSTREAM LP

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Adjusted EBITDA is a non‑GAAP supplemental financial measure that management and external users of our supplemental consolidated combined financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to those of other companies in the midstream business, without regard to financing methods, historical cost basis or capital structure;
•	the ability of our assets to generate sufficient cash flow to make distributions to our partners;
•	our ability to incur and service debt and fund capital expenditures; and
•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We believe that the presentation of Adjusted EBITDA provides useful information to investors in assessing our financial condition and results of operations. Adjusted EBITDA should not be considered as alternatives to GAAP net income (loss), income (loss) from operations, net cash provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA has important limitations as an analytical tool because it excludes some but not all items that affect net income and net cash provided by operating activities. Adjusted EBITDA should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Additionally, because Adjusted EBITDA may be defined differently by other companies in our industry, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents a reconciliation of Adjusted EBITDA attributable to Hess Midstream Partners LP to net income and net cash provided by operating activities, the most directly comparable GAAP financial measures.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018 (1)	2019	2018 (1)
(in millions)
Reconciliation of Adjusted EBITDA to net income:
Net income	$87.4	$86.1	$242.6	$246.6
Plus:
Depreciation expense	36.0	31.5	105.0	93.5
Proportional share of equity affiliates' depreciation	0.5	-	0.5	-
Interest expense, net	12.4	12.9	44.2	40.1
Less:
Gain on sale of property, plant and equipment	-	-	-	0.6
Adjusted EBITDA	$136.3	$130.5	$392.3	$379.6

Reconciliation of Adjusted EBITDA to net cash provided by (used in) operating activities:
Net cash provided by operating activities	$83.4	$89.4	$334.4	$332.4
Changes in assets and liabilities	37.0	29.5	12.9	11.2
(Gain) loss on interest rate swaps	0.2	0.1	0.6	0.2
(Income) loss from equity investments	0.5	-	0.5	-
(Increase) decrease in capitalized interest	4.1	-	4.1	-
Amortization of deferred financing costs	(1.3)	(1.1)	(3.8)	(3.6)
Unit-based compensation	(0.5)	(0.3)	(1.1)	(0.7)
Interest expense, net	12.4	12.9	44.2	40.1
Proportional share of equity affiliates' depreciation	0.5	-	0.5	-
Adjusted EBITDA	$136.3	$130.5	$392.3	$379.6
(1)

The financial information presented in this report has been retrospectively adjusted for the acquisition of Hess Infrastructures LP. See Note 1 to the accompanying Supplemental Consolidated Combined Financial Statements.

HESS MIDSTREAM LP

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

Three Months Ended September 30, 2019 Compared to Three Months Ended September 30, 2018

Results of operations for the three months ended September 30, 2019 and 2018 are presented below. Prior period information has been retrospectively adjusted for the acquisition of Hess Infrastructure Partners LP. The results of operations are discussed in further detail following this overview (in millions, unless otherwise noted).

For the Three Months Ended September 30, 2019	Gathering	Processing and Storage	Terminaling and Export	Interest and Other	Consolidated Combined
Revenues
Affiliate services	$105.9	$74.0	$35.0	$-	$214.9
Other income	-	-	-	-	-
Total revenues	105.9	74.0	35.0	-	214.9
Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	36.1	19.3	16.5	-	71.9
Depreciation expense	20.8	11.2	4.0	-	36.0
General and administrative expenses	2.5	1.2	0.2	3.8	7.7
Total costs and expenses	59.4	31.7	20.7	3.8	115.6
Income (loss) from operations	46.5	42.3	14.3	(3.8)	99.3
Interest expense, net	-	-	-	12.4	12.4
Income from equity investments	-	0.5	-	-	0.5
Net income (loss)	46.5	42.8	14.3	(16.2)	87.4
Less: net income attributable to net parent investment	1.6	-	-	(14.6)	(13.0)
Less: net income (loss) attributable to noncontrolling interest	35.8	34.0	11.5	-	81.3
Net income (loss) attributable to Hess Infrastructure Partners LP	$9.1	$8.8	$2.8	$(1.6)	$19.1

Throughput volumes
Gas gathering (MMcf/d)(1)	270				270
Crude oil gathering (MBbl/d)(2)	119				119
Gas processing (MMcf/d)(1)		259			259
Crude oil terminaling (MBbl/d)(2)			130		130
NGL loading (MBbl/d)(2)			16		16
Water gathering (MBbl/d)(2)	45				45

(1)	Million cubic feet per day
(2)	Thousand barrels per day

HESS MIDSTREAM LP

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

For the Three Months Ended September 30, 2018	Gathering	Processing and Storage	Terminaling and Export	Interest and Other	Consolidated Combined
Revenues
Affiliate services	$96.9	$65.2	$21.5	$-	$183.6
Other income	-	-	0.2	-	0.2
Total revenues	96.9	65.2	21.7	-	183.8
Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	26.9	14.0	9.3	-	50.2
Depreciation expense	16.5	11.0	4.0	-	31.5
General and administrative expenses	1.2	0.6	0.1	1.2	3.1
Total costs and expenses	44.6	25.6	13.4	1.2	84.8
Income (loss) from operations	52.3	39.6	8.3	(1.2)	99.0
Interest expense, net	-	-	-	12.9	12.9
Net income (loss)	52.3	39.6	8.3	(14.1)	86.1
Less: net income attributable to net parent investment	2.4	-	-	(13.1)	(10.7)
Less: net income (loss) attributable to noncontrolling interest	39.8	31.5	6.7	-	78.0
Net income (loss) attributable to Hess Midstream Partners LP	$10.1	$8.1	$1.6	$(1.0)	$18.8

Throughput volumes
Gas gathering (MMcf/d)(1)	251				251
Crude oil gathering (MBbl/d)(2)	89				89
Gas processing (MMcf/d)(1)		241			241
Crude oil terminaling (MBbl/d)(2)			99		99
NGL loading (MBbl/d)(2)			16		16
Water gathering (MBbl/d)(2)	27				27

(1)	Million cubic feet per day
(2)	Thousand barrels per day

Gathering

Revenues and other income increased $9.0 million in the third quarter of 2019 compared to the third quarter of 2018, of which $4.0 million is attributable to higher third-party water trucking pass-through revenue and $2.2 million is attributable to higher tariff rates and pass-through electricity fees. In addition, $1.2 million of the increase is attributable to higher water gathering volumes, $1.0 million is attributable to higher oil gathering volumes and $0.6 million is attributable to higher gas gathering volumes, driven by growing Hess production and LM4 ramp-up. Operating and maintenance expenses increased $9.2 million, of which $4.6 million is attributable to higher third-party water trucking pass-through costs and $4.6 million of the increase is attributable to higher maintenance activity on our expanded infrastructure and electricity costs due to additional compressors coming online. Depreciation expense increased $4.3 million due to gathering assets acquired from Summit Midstream Partners, LP at the end of the first quarter of 2019 and other new assets being brought into service. General and administrative expenses increased $1.3 million due to higher charges from Hess under our omnibus and employee secondment agreements.

Processing and Storage

Revenues and other income increased $8.8 million in the third quarter of 2019 compared to the third quarter of 2018, of which $4.4 million is attributable to higher volumes in connection with the LM4 ramp-up and $3.8 million is attributable to higher tariff rates. The remaining $0.6 million of the increase is attributable to higher pass-through electricity fees. Operating and maintenance expenses increased $5.3 million primarily due to higher maintenance activity, including initial work on the TGP turnaround, which is planned for 2020, electricity costs and LM4 processing fees. The dollar change in depreciation expense and general and administrative expenses was insignificant compared to the same quarter last year.

HESS MIDSTREAM LP

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Terminaling and Export

Revenues and other income increased $13.3 million in the third quarter of 2019 compared to the third quarter of 2018, of which $7.5 million is attributable to higher rail transportation pass‑through revenues. In addition, $3.4 million is attributable to higher crude oil throughput volumes at our terminals, driven by growing Hess production and additional third‑party volumes contracted with Hess and delivered to us. The remaining $2.6 million of the increase in 2019 compared to 2018 is attributable to higher tariff rates, partially offset by $0.2 million change in other income. Operating and maintenance expenses increased $7.2 million primarily attributable to higher rail transportation pass-through costs. The dollar change in depreciation expense and general and administrative expenses was insignificant compared to the same quarter last year.

Interest and Other

General and administrative expenses increased $2.6 million in the third quarter of 2019 compared to the third quarter of 2018, mainly attributable to higher professional fees. The change in interest expense, net of interest income, was insignificant for the third quarter of 2019 compared to the third quarter of 2018.

Nine Months Ended September 30, 2019 Compared to Nine Months Ended September 30, 2018

Results of operations for the nine months ended September 30, 2019 and 2018 are presented below. The financial information presented has been retrospectively adjusted for the acquisition of Hess Infrastructure Partners LP. See Note 1 to the accompanying Supplemental Consolidated Combined Financial Statements. The results of operations are discussed in further detail following this overview (in millions, unless otherwise noted).

For the Nine Months Ended September 30, 2019	Gathering	Processing and Storage	Terminaling and Export	Interest and Other	Consolidated Combined
Revenues
Affiliate services	$298.0	$207.8	$88.7	$-	$594.5
Other income	-	0.2	0.1	-	0.3
Total revenues	298.0	208.0	88.8	-	594.8
Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	99.2	47.5	37.4	-	184.1
Depreciation expense	59.5	33.5	12.0	-	105.0
General and administrative expenses	6.8	3.3	0.6	8.7	19.4
Total costs and expenses	165.5	84.3	50.0	8.7	308.5
Income (loss) from operations	132.5	123.7	38.8	(8.7)	286.3
Interest expense, net	-	-	-	44.2	44.2
Income from equity investments	-	0.5	-	-	0.5
Net income (loss)	$132.5	$124.2	$38.8	$(52.9)	$242.6
Less: net income attributable to net parent investment	3.9	-	-	(47.9)	(44.0)
Less: net income (loss) attributable to noncontrolling interest	102.8	98.8	31.0	-	232.6
Net income (loss) attributable to Hess Midstream Partners LP	$25.8	$25.4	$7.8	$(5.0)	$54.0

Throughput volumes
Gas gathering (MMcf/d)(1)	259				259
Crude oil gathering (MBbl/d)(2)	113				113
Gas processing (MMcf/d)(1)		244			244
Crude oil terminaling (MBbl/d)(2)			125		125
NGL loading (MBbl/d)(2)			15		15
Water gathering (MBbl/d)(2)	38				38

(1) Million cubic feet per day

(2) Thousand barrels per day

HESS MIDSTREAM LP

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

For the Nine Months Ended September 30, 2018	Gathering	Processing and Storage	Terminaling and Export	Interest and Other	Consolidated Combined
Revenues
Affiliate services	$278.6	$186.4	$61.2	$-	$526.2
Other income	-	-	0.6	-	0.6
Total revenues	278.6	186.4	61.8	-	526.8
Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	72.2	40.7	25.0	-	137.9
Depreciation expense	48.9	32.8	11.8	-	93.5
General and administrative expenses	3.0	1.9	0.2	4.2	9.3
Total costs and expenses	124.1	75.4	37.0	4.2	240.7
Income (loss) from operations	154.5	111.0	24.8	(4.2)	286.1
Interest expense, net	-	-	-	40.1	40.1
Gain on sale of property, plant and equipment	-	-	-	0.6	0.6
Net income (loss)	$154.5	$111.0	$24.8	$(43.7)	$246.6
Less: net income attributable to net parent investment	5.9	-	-	(39.7)	(33.8)
Less: net income (loss) attributable to noncontrolling interest	118.8	88.2	19.8	-	226.8
Net income (loss) attributable to Hess Midstream Partners LP	$29.8	$22.8	$5.0	$(4.0)	$53.6

Throughput volumes
Gas gathering (MMcf/d)(1)	246				246
Crude oil gathering (MBbl/d)(2)	84				84
Gas processing (MMcf/d)(1)		231			231
Crude oil terminaling (MBbl/d)(2)			95		95
NGL loading (MBbl/d)(2)			14		14
Water gathering (MBbl/d)(2)	23				23

(1) Million cubic feet per day

(2) Thousand barrels per day

Gathering

Revenues and other income increased $19.4 million in the first nine months of 2019 compared to the first nine months of 2018, of which $14.4 million is attributable to higher third-party water trucking pass-through revenue and $2.4 million is attributable to higher water gathering volumes. For oil and gas gathering, minimum volume commitments for 2018 were higher compared to 2019 based on higher historical nominations. While gathering throughput volumes increased in the first nine months of 2019 compared to the first nine months of 2018, we remained below the minimum volume commitment levels in both periods. As a result, oil and gas gathering revenues increased $2.6 million, of which $4.4 million is attributable to higher tariff rates compared to the same period last year and $2.2 million higher electricity pass-through revenue, offset by $4.0 million attributable to lower minimum volume commitment levels. Operating and maintenance expenses increased $27.0 million, of which $15.3 million is attributable to higher third-party water trucking pass-through costs and other operating expenses for water gathering assets, $7.7 million is attributable to higher maintenance activity on our expanded infrastructure, $2.2 million is attributable to electricity costs due to additional compressors coming online, and $1.8 million is attributable to higher property taxes due to additional assets acquired and placed into service. Depreciation expense increased $10.6 million due to gathering assets acquired from Summit Midstream Partners, LP at the end of the first quarter of 2019 and other new assets being brought into service. General and administrative expenses increased $3.8 million primarily attributable to higher charges from Hess under our omnibus and employee secondment agreements.

HESS MIDSTREAM LP

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Processing and Storage

Revenues and other income increased $21.6 million in the first nine months of 2019 compared to the first nine months of 2018, of which $10.7 million is attributable to higher tariff rates and $9.6 million is attributable to higher volumes, driven by increased utilization of available capacity of TGP and LM4 ramp-up. The remaining $1.3 million of the increase is attributable to higher pass-through electricity fees and other income. Operating and maintenance expenses increased $6.8 million, of which $4.9 million is attributable to higher maintenance activity, including initial work on the TGP turnaround, which is planned for 2020, $1.0 million is attributable to electricity costs, and $0.9 million is attributable to LM4 processing fees. The increase in general and administrative expenses of $1.4 million is primarily attributable to higher charges from Hess under our omnibus and employee secondment agreements. The dollar change in depreciation expense was insignificant compared to the same period last year.

Terminaling and Export

Revenues and other income increased $27.0 million in the first nine months of 2019 compared to the first nine months of 2018, of which $12.0 million is attributable to higher rail transportation pass‑through revenues. In addition, $10.1 million of the increase is attributable to higher crude oil throughput volumes at our terminals, driven by growing Hess production and additional third‑party volumes contracted with Hess and delivered to us, and $7.6 million of the increase is attributable to higher tariff rates in 2019 compared to 2018. Other income increased $0.5 million. These increases were partially offset by $3.2 million attributable to lower NGL loading shortfall fees. Operating and maintenance expenses increased $12.4 million, primarily attributable to higher rail transportation pass-through costs. The dollar change in depreciation expense and general and administrative expenses was insignificant compared to the same period last year.

Interest and Other

General and administrative expenses increased $4.5 million mainly attributable to higher professional fees. Interest expense, net of interest income, increased $4.1 million in the first nine months of 2019 compared to the first nine months of 2018 primarily driven by borrowings on HIP revolving credit facilities.

Capital Resources and Liquidity

We expect our ongoing sources of liquidity to include:

•	cash on hand;
•	cash generated from operations;
•	borrowings under our revolving credit facilities;
•	issuances of debt securities; and
•	issuances of additional equity securities.

We believe that cash generated from these sources will be sufficient to meet our operating requirements, our planned short-term capital expenditures, debt service requirements, our cash distributions, future internal growth projects or potential acquisitions.

The HESM Partnership Agreement requires that we distribute all of HESM’s available cash to its unitholders. On October 24, 2019, we declared a quarterly cash distribution of $0.4112 per HESM Common Unit and HESM Subordinated Unit, payable on November 13, 2019 to unitholders of record as of the close of business on November 4, 2019.

Hess Infrastructure Partners LP Fixed‑Rate Senior Notes

In November 2017, HIP issued $800.0 million of 5.625% fixed-rate senior notes due in February 2026 to qualified institutional investors. Hess Infrastructure Partners Finance Corporation, a direct wholly owned subsidiary of HIP, serves as co-issuer of the notes, and the notes are guaranteed by certain subsidiaries of HIP. Interest is payable semi-annually on February 15 and August 15. HIP used the net proceeds to repay borrowings of $479.8 million under its existing credit facilities, to fund a distribution of $50.0 million to its partners and retained the remaining proceeds for general partnership purposes.

HESS MIDSTREAM LP

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Hess Infrastructure Partners LP Credit Facilities

At September 30, 2019, HIP had $800.0 million of senior secured syndicated credit facilities maturing November 2022, consisting of a $600.0 million 5-year revolving credit facility and a drawn $200.0 million 5-year Term Loan A facility. The revolving credit facility can be used for borrowings and letters of credit to fund HIP’s operating activities and capital expenditures. The credit facilities are guaranteed by certain of HIP’s wholly owned subsidiaries and secured by first‑priority perfected liens on substantially all of HIP’s and certain of its wholly owned subsidiaries’ directly owned assets, including its equity interests in certain subsidiaries, subject to customary exclusions. At September 30, 2019, borrowings of $165.0 million were outstanding under HIP’s revolving credit facility, and borrowings of $190.0 million, excluding deferred issuance costs, were outstanding under HIP’s Term Loan A facility.

Borrowings under the five‑year Term Loan A facility generally bear interest at the London Interbank Offered Rate “LIBOR” plus an applicable margin ranging from 1.55% to 2.50%, while the applicable margin for the five‑year syndicated revolving credit facility ranges from 1.275% to 2.000%. The interest rate is subject to adjustment based on HIP’s leverage ratio, which is calculated as total debt to EBITDA (as defined in the credit agreement). If HIP obtains an investment grade credit rating, as defined in the credit agreement, both of the credit facilities will become unsecured and the guarantees will be released, and the pricing levels will be based on the credit ratings in effect from time to time. The credit facilities contain representations and warranties, affirmative and negative covenants and events of default that we consider to be customary for agreements of this type, including covenants that require HIP to maintain a ratio of total debt to EBITDA (as defined in the credit agreement) for the prior four fiscal quarters of no more than 5.0 to 1.0 (5.5 to 1.0 during the specified period following certain acquisitions), and an interest coverage ratio (as defined in the credit agreement) for the prior four fiscal quarters of no less than 2.25 to 1.0. The credit agreement also includes a secured leverage ratio test not to exceed 3.75 to 1.0 for so long as the facilities remain secured. As of September 30, 2019, HIP was in compliance with these financial covenants.

Hess Midstream Partners LP Revolving Credit Facility

On March 15, 2017, HESM entered into a four‑year, $300.0 million senior secured revolving credit facility that became available to us upon the closing of HESM’s IPO on April 10, 2017. Borrowings on the credit facility generally bear interest at LIBOR plus an applicable margin of 1.275%. The interest rate is subject to adjustment based on HESM’s leverage ratio, which is calculated as total debt to EBITDA (as defined in the credit agreement). If HESM obtains credit ratings, pricing levels will be based on HESM’s credit ratings in effect from time to time. HESM is subject to customary covenants in the credit agreement, including a financial covenant that generally requires a leverage ratio of not more than 4.5 to 1.0 for the prior four fiscal quarters. As of September 30, 2019, HESM was in compliance with all covenants. The credit facility is secured by first priority perfected liens on substantially all directly owned assets of HESM and its wholly‑owned subsidiaries, including equity interests in subsidiaries, subject to certain customary exclusions. At September 30, 2019, borrowings of $11.0 million were drawn under this facility.

On October 4, 2019, we announced that, in conjunction with the proposed transaction, including acquisition of HIP, incentive distribution rights simplification and conversion into an “Up-C” corporate structure, HIP’s credit facilities will be retired, and HESM will assume approximately $800 million principal amount of HIP’s outstanding senior notes in exchange for the issuance of up to $800 million aggregate principal amount of newly issued HESM senior notes. In addition, HESM expects to incur additional borrowings of approximately $960 million, resulting in expected total debt of $1.77 billion at the close of the transaction. See Note 15, Subsequent Events.

Cash Flows

Operating Activities. Cash flows provided by operating activities increased $2.0 million for the first nine months of 2019 compared to the same period in 2018. The change in operating cash flows resulted from an increase in revenues and other income of $68.0 million, offset by an increase in expenses, other than depreciation, amortization, unit‑based compensation, and other non-cash gains and losses of $64.3 million and a decrease in cash used from changes in working capital of $1.7 million.

Investing Activities. Cash flows used in investing activities increased $151.4 million for the first nine months of 2019 compared to the same period in 2018. The increase in investing cash outflows resulted from our acquisition of Summit Midstream Partners’ Tioga Gathering System for $89.2 million, net of cash acquired, our acquisition of Hess Water Services for $68.9 million, an increase in payments for capital expenditures of $26.0 million and a decrease in proceeds from sale of property, plant and equipment of $1.6 million, offset by a decrease in payments for equity investments of $34.3 million.

Financing Activities. Cash flows used in financing activities decreased $7.9 million for the first nine months of 2019 compared to the same period in 2018 due to net debt proceeds of $169.5 million, net of any changes in financing costs, partially offset by a net increase in capital distributions to Hess, HESM unitholders and other distributions of $161.6 million.

HESS MIDSTREAM LP

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Capital Expenditures

The following table reconciles capital expenditures on an accrual basis to additions to property, plant and equipment on a cash basis:

	Nine Months Ended September 30,
(in millions)	2019	2018
Total capital expenditures	$208.8	$204.4
(Increase) decrease in related liabilities	(13.9)	(35.5)
Additions to property, plant and equipment	$194.9	$168.9

Capital expenditures in 2019 are primarily attributable to expansion of our gathering system and compression capacity to support Hess and third‑party growth, and engineering, procurement, civil construction and fabrication activities for the planned expansion of the Tioga Gas Plant. Additionally, in the first nine months of 2019, we acquired Hess Water Services for cash consideration of $225.0 million, of which $68.9 million was recognized as additions to property, plant, and equipment and $156.1 million was recognized as a distribution to Hess. We also acquired Summit Midstream Partners’ Tioga Gathering System for cash consideration of $89.2 million, with the potential for an additional $10 million of contingent payments in future periods subject to certain future performance metrics.

Quantitative and Qualitative Disclosures about Market Risk

Market risk is the risk of loss arising from adverse changes in market rates and prices. We generally do not take ownership of the crude oil, natural gas or NGLs that we currently gather, process, terminal, store or transport for our customers. We generate substantially all of our revenues by charging fees under long‑term commercial agreements with Hess with minimum volume commitments. Hess bears the risks associated with fluctuating commodity prices and we have minimal direct exposure to commodity prices.

Any debt that we incur under our Term Loan A and revolving credit facilities bears interest at a variable rate, which exposes us to interest rate risk. We do not currently have in place any derivative instruments to hedge any exposure to variable interest rates.